Exhibit 2.1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
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TRONOX INCORPORATED, et al.,[1]	)	Case No. 09-10156 (ALG)
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Debtors.	)	Jointly Administered
)

PROPOSED FIRST AMENDED JOINT PLAN OF
REORGANIZATION OF TRONOX INCORPORATED ET AL.
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Attorneys for the Debtors and Debtors in Possession
Dated: November 5, 2010

[1]	The debtors in these cases include: Tronox Luxembourg S.ar.l; Tronox Incorporated; Cimarron Corporation; Southwestern Refining Company, Inc.; Transworld Drilling Company; Triangle Refineries, Inc.; Triple S, Inc.; Triple S Environmental Management Corporation; Triple S Minerals Resources Corporation; Triple S Refining Corporation; Tronox LLC; Tronox Finance Corp.; Tronox Holdings, Inc.; Tronox Pigments (Savannah) Inc.; and Tronox Worldwide LLC.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW	1
A. Defined Terms	1
B. Rules of Interpretation	16
C. Computation of Time	17
D. Governing Law	17
E. Reference to Monetary Figures	17

ARTICLE II. ADMINISTRATIVE CLAIMS, REPLACEMENT DIP FACILITY CLAIMS, PRIORITY TAX CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEES	17
A. Administrative Claims	17
B. Replacement DIP Facility Claims	18
C. Priority Tax Claims	18
D. United States Trustee Statutory Fees	19

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	19
A. Classification of Claims and Equity Interests	19
B. Treatment of Claims and Equity Interests	20
C. Intercompany Claims	23
D. The Anadarko Section 502(h) Claim	24
E. Special Provision Governing Unimpaired Claims	24
F. Acceptance or Rejection of the Plan	24
G. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	24
H. Subordinated Claims	24

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	24
A. Deemed Substantive Consolidation	24
B. General Settlement of Claims and Equity Interests	25
C. Environmental and Tort Claims Settlements	25
D. Exit Debt and Equity Financing	29
E. Sources of Consideration for Plan Distributions	31
F. Exemption from Registration	32
G. Cancellation of Existing Agreements, Unsecured Notes and Equity Interests	32
H. Restructuring Transactions	33
I. Corporate Existence	33
J. Vesting of the Retained Assets in Reorganized Tronox	34
K. Organizational Documents	34
L. Directors and Officers of Reorganized Tronox	35
M. Effectuating Documents; Further Transactions	35
N. Section 1146 Exemption from Certain Transfer Taxes and Recording Fees	35
O. Preservation of Causes of Action	35

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, EMPLOYEE BENEFITS AND INSURANCE POLICIES	36
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	36
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases	36
C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	37
D. Modifications, Amendments, Supplements, Restatements or Other Agreements	37
E. Reservation of Rights	37
F. Nonoccurrence of Effective Date	38
G. Contracts and Leases Entered into after the Petition Date	38
H. Assumption of Indemnification Provisions	38
I. Employee and Retiree Benefits	38
J. Insurance Policies	40

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ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	41
A. Timing and Calculation of Amounts to Be Distributed	41
B. Disbursing Agent	41
C. Rights and Powers of Disbursing Agent	41
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
E. Manner of Payment	42
F. Compliance with Tax Requirements	43
G. Allocations	43
H. No Postpetition Interest on Claims	43
I. Setoffs and Recoupment	43
J. Claims Paid or Payable by Third Parties	43

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS	44
A. Allowance of Claims	44
B. Disputed Reserve	44
C. Claims Administration Responsibilities	44
D. Estimation of Claim and Equity Interests	44
E. Adjustment to Claims without Objection	45
F. Time to File Objections to Claims	45
G. Disallowance of Claims or Equity Interests	45
H. Amendments to Claims	45
I. No Distributions Pending Allowance	45
J. Distributions after Allowance	46

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS	46
A. Discharge of Claims and Termination of Equity Interests	46
B. Release of Liens	46
C. Releases by Tronox	46
D. Releases by Holders of Claims and Equity Interests	47
E. Injunction	48
F. Exculpation	48
G. Liabilities to, and Right of, Governmental Units and Nevada Parties	49
H. Rights of Internal Revenue Service	49

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	49
A. Conditions Precedent to Confirmation	49
B. Conditions Precedent to the Effective Date	50
C. Waiver of Conditions	51
D. Effect of Failure of Conditions	51

ARTICLE X. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN	51
A. Modification and Amendments	51
B. Effect of Confirmation on Modifications	51
C. Revocation or Withdrawal of Plan	51

ARTICLE XI. RETENTION OF JURISDICTION	52

ARTICLE XII. MISCELLANEOUS PROVISIONS	53
A. Immediate Binding Effect	53
B. Additional Documents	54
C. Statutory Committees and Cessation of Fee and Expense Payment	54
D. Payment of Certain Fees and Expenses for Government Environmental Entities	54
E. Payment of Certain Fees and Expenses	54
F. Payment of Indenture Trustee Fee Claim	54

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G. Reservation of Rights	55
H. Successors and Assigns	55
I. Notices	55
J. Term of Injunctions or Stays	56
K. Entire Agreement	57
L. Exhibits	57
M. Nonseverability of Plan Provisions	57
N. Votes Solicited in Good Faith	57
O. Closing of Chapter 11 Cases	57
P. Waiver or Estoppel	57
Q. Conflicts	58

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INTRODUCTION
     Tronox Incorporated, together with its affiliates Tronox Luxembourg S.ar.l; Cimarron Corporation; Southwestern Refining Company, Inc.; Transworld Drilling Company; Triangle Refineries, Inc.; Triple S, Inc.; Triple S Environmental Management Corporation; Triple S Minerals Resources Corporation; Triple S Refining Corporation; Tronox LLC; Tronox Finance Corp.; Tronox Holdings, Inc.; Tronox Pigments (Savannah) Inc.; and Tronox Worldwide LLC, as debtors and debtors in possession, propose this joint plan of reorganization for the resolution of the outstanding claims against and equity interests in Tronox pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A. Holders of Claims and Equity Interests may refer to the Disclosure Statement for a discussion of Tronox’s history, businesses, assets, results of operations, historical financial information, accomplishments during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. Tronox is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW
A. Defined Terms.
     As used in this Plan, capitalized terms have the meanings set forth below.
     1. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of Tronox (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code; and (c) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.
     2. “Administrative Claim Bar Date” means the date that is the 45th day after the Effective Date.
     3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. When used in reference to any Backstop Party, “Affiliate” shall include any managed funds or accounts managed or advised by such Backstop Party or an Affiliate of such Backstop Party.
     4. “Allowed” means (a) with respect to any Claim, except as otherwise provided herein: (i) a Claim that is listed in the Schedules by Tronox as neither disputed, contingent nor unliquidated, and as to which Tronox or any other party in interest has not filed an objection by the Claims Objection Bar Date or such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules or the Bankruptcy Court; (ii) a Claim that has been Allowed by a Final Order; (iii) a Claim that is Allowed (x) pursuant to the Plan, (y) in any stipulation that is approved by the Bankruptcy Court or (z) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (iv) a Claim that is Allowed pursuant to any protocol to be established through the Bankruptcy Court; (v) with respect to Tort Claims, a Claim that is Allowed through the Tort Claims Trust Distribution Procedures; (vi) a Claim relating to a rejected Executory Contract or Unexpired Lease that has been Allowed by a Final Order; or (vii) a Claim as to which a Proof of Claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date, and (b), with respect to any Equity Interest (i) any Equity Interest reflected in Tronox’s books and records; (ii) any Equity Interest in Tronox Incorporated reflected in files maintained by Tronox Incorporated’s stock transfer agent; (iii) any Equity Interest that is allowed pursuant to the Plan; or (iv) any other Equity Interest that has been allowed by a Final Order of the Bankruptcy Court.
     Notwithstanding the foregoing, and solely for purposes of determining whether any Entity is an Eligible Holder for purposes of participating in the Rights Offering, “Allowed” shall mean (a) a Claim that is listed in the

Schedules as neither disputed, contingent nor unliquidated, and as to which Tronox or any other party in interest has not filed an objection; (b) a Claim that has been allowed by a Final Order on or prior to the Rights Expiration Date; (c) a Claim that is Allowed in any stipulation that is approved by Tronox, the Required Backstop Parties, the Creditors’ Committee and the Bankruptcy Court on or prior to the Rights Expiration Date; or (d) a Claim as to which a Proof of Claim has been timely filed in the Chapter 11 Cases and as to which no objection has been filed by any party in interest on or prior to the Rights Expiration Date; provided, for the sake of clarity, that a Claim that is temporarily allowed for voting purposes shall not be deemed “Allowed” for purposes of this definition on account of so being allowed.
     5. “Anadarko Litigation” means the adversary proceeding pending in the Bankruptcy Court captioned Tronox Incorporated, et al. v. Anadarko Petroleum Corporation, et al., Adversary Proceeding No. 09-01198 (ALG).
     6. “Anadarko Litigation Trust” means the trust to be established by Tronox pursuant to the Plan for the benefit of Holders of Environmental Claims and Tort Claims, to which Tronox will contribute its rights to the Anadarko Litigation, as described in more detail in Article IV hereof.
     7. “Anadarko Litigation Trust Agreement” means the governing documentation for the Anadarko Litigation Trust.
     8. “Anadarko Litigation Trustee” means the trustee, to be appointed by Tronox and the United States in consultation with certain representatives of Holders of Tort Claims and certain other Government Environmental Entities , who will administer the Anadarko Litigation Trust.
     9. “Anadarko Section 502(h) Claim” means any claim(s) of Anadarko Petroleum Corporation and its affiliates and subsidiaries, including the entity now known as Kerr Mc-Gee Corporation, which was formed in May 2001, asserted in accordance with section 502(h) of the Bankruptcy Code in connection with any judgment against any such parties in the Anadarko Litigation.
     10. “Asbestos Claims” means, collectively, any Tort Claims, or allegation or portion thereof against, or any debt, liability or obligation of, any Tronox Debtor or non-debtor Affiliate thereof resulting direct or indirectly from alleged injury to a person or property from asbestos exposure or release, including all claims for indemnification or contribution relating to alleged injury from asbestos exposure or release, whether or not such alleged injury was known or had manifested as of Confirmation, to the extent arising, directly or indirectly, from acts, omissions, business or operations of any Tronox Debtor including all retained claims, debts, obligations or liabilities for compensatory damages (such as loss of consortium, medical monitoring, personal or bodily injury, wrongful death, survivorship, proximate, consequential, general and special damages).
     11. “Assumed Executory Contract and Unexpired Lease List” means the list (as may be amended at any time prior to the Effective Date), as determined by Tronox, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be assumed by Tronox or assumed by Tronox and assigned to any of the Environmental Response Trusts, the Tort Claims Trust or the Anadarko Litigation Trust pursuant to the provisions of Article V; provided, however, that to the extent Tronox proposes to assume and assign an Executory Contract or Unexpired Lease to the Environmental Response Trusts or the Tort Claims Trust, Tronox will obtain the consent (which consent shall not be unreasonably withheld) of the Government Environmental Entities or the Creditors’ Committee, as applicable, with respect to the assignment of such contract or lease.
     12. “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by Tronox pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law, but excluding the Anadarko Litigation.
     13. “Available Cash” means, as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash and cash equivalents included in the consolidated balance sheet of the relevant entity as of such date (excluding any proceeds in various escrow accounts and reinvestment accounts created or maintained pursuant to the Replacement DIP Agreement) that, in each case, are free and clear of all Liens (other than Permitted Liens (as defined in the Replacement DIP Agreement)); and (b) the aggregate amount of cash and cash equivalents included in the Working Capital Escrow Account created or maintained pursuant to the Replacement DIP Agreement as of such date.
     14. “Backstop Consideration” means 8% of the aggregate purchase price of the Offered Shares (or 545,589 shares of New Common Stock), representing 3.6% of the New Common Stock issued on the Effective Date (subject to dilution by shares issued in connection with the Management Equity Plan and the exercise of the New Warrants); provided that if the Equity Commitment Agreement is terminated without the Rights Offering having been consummated (other than directly and solely as a result of a breach by any Backstop Party of any of the terms and conditions of the Equity Commitment Agreement), the Backstop Parties shall be entitled to Cash consideration in an amount equal to 6% of $185 million (the aggregate purchase price of the Offered Shares) or $11.1 million, payable by Tronox pursuant to the terms of the Equity Commitment Agreement.
     15. “Backstop Parties” means those certain Holders of Tronox’s Unsecured Notes that are party to the Equity Commitment Agreement, together with such Person’s respective successors and permitted assigns and Affiliates.
     16. “BRP” means the Tronox Nonqualified Benefits Restoration Plan.
     17. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
     18. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
     19. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local and chambers rules of the Bankruptcy Court.
     20. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     21. “Cash” means the legal tender of the United States of America or the equivalent thereof.
     22. “Causes of Action” means all actions, causes of action (including Avoidance Actions), liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, or any other claims whatsoever, in each case held by Tronox, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date, but excluding the Anadarko Litigation.
     23. “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.
     24. “Certificate” means any instrument evidencing a Claim or an Equity Interest.
     25. “Chapter 11 Cases” means (a) when used with reference to a particular Tronox Debtor, the case pending for that Tronox Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Tronox Debtors, the procedurally consolidated cases pending for the Tronox Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
     26. “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against Tronox.

     27. “Claims Bar Date” means August 12, 2009, the date established by the Bankruptcy Court by which Proofs of Claim must have been filed.
     28. “Claims Objection Bar Date” means the date that is 120 days after the Effective Date, or such later date as may be fixed by order of the Bankruptcy Court, except with respect to Tort Claims, which shall be allowed or disallowed for Distribution purposes in accordance with the Tort Claims Trust Distribution Procedures.
     29. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.
     30. “Class” means a class of Claims or Equity Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.
     31. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.
     32. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.
     33. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, scheduled for November 17, 2010 at 11:00 a.m. (ET), as such hearing may be continued from time to time.
     34. “Confirmation Order” means an order of the Bankruptcy Court in form and substance reasonably acceptable to Tronox, the Replacement DIP Agent, the Required Backstop Parties and the Creditors’ Committee, confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     35. “Consummation” means the occurrence of the Effective Date.
     36. “Convenience Claim” means (a) an Allowed General Unsecured Claim in an amount equal to or less than $250 and (b) 50% of an Allowed Indirect Environmental Claim in an amount equal to or less than $500.
     37. “Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on January 21, 2009.
     38. “Cure Claim” means a Claim based upon Tronox’s default on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by Tronox pursuant to section 365 of the Bankruptcy Code.
     39. “D&O Liability Policies” means all insurance policies of any of the Tronox Debtors for directors’, managers’ and officers’ liability.
     40. “Disbursing Agent” means Tronox or such other Entity or Entities (which may include the Notice and Claims Agent) selected by Tronox to make or facilitate Distributions pursuant to the Plan.
     41. “Disclosure Statement” means the Disclosure Statement for the First Amended Joint Plan of Reorganization of Tronox Incorporated, et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated October 1, 2010, as may be amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, which is approved by order of the Bankruptcy Code and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any such order of approval.
     42. “Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest that is not yet Allowed.
     43. “Disputed Reserve” means the reserve to be created by Tronox to hold a contribution of Cash and/or New Common Stock, which reserve shall be held for the benefit of Holders of subsequently Allowed Claims or, to the extent applicable, to Holders of Equity Interests, for Distribution according to the procedures set forth in Articles VI and VII.
     44. “Dissolution Transactions” means the transactions after the Effective Date that the Tronox Debtors determine to be necessary or appropriate to implement the wind-down, dissolution or other termination of certain of the corporate entities that comprise the Tronox Debtors.
     45. “Distribution” means a distribution of property pursuant to the Plan, to take place as soon as is practicable after the Effective Date.
     46. “Distribution Record Date” means the date for determining which Holders of Claims or Equity Interests are eligible to receive Distributions under the plan, which date shall be five (5) days after the Confirmation Date or such other date as designated in an order of the Bankruptcy Court.
     47. “Effective Date” means the date selected by Tronox that is a Business Day after the Confirmation Date on which the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C. Unless otherwise specifically provided in the Plan, anything required to be done by Tronox or Reorganized Tronox, as applicable, on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.
     48. “Eligible Holder” means any Person or Entity who, as of the Record Date, is (a) a Holder of a General Unsecured Claim against Tronox in excess of $250, and/or (b) a Holder of an Indirect Environmental Claims against Tronox in excess of $500; provided, in each case, that (x) such Claim has been Allowed on or before the Rights Expiration Date; and provided further, that for Holders of Allowed Indirect Environmental Claims, their respective Allowed Claim for purposes of participation in the Rights Offering shall be limited to 50% of the amount of such Allowed Indirect Environmental Claim.
     49. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.
     50. “Environmental Claims” means all civil claims asserted by any Government Environmental Entity against, and other civil responsibilities, obligations or liabilities of, Tronox with respect to the Owned Sites and Other Sites, relating to or arising under CERCLA, RCRA or any other Environmental Law, including claims for restoration, corrective action or remediation of environmental or natural resource conditions, the treatment of which Environmental Claims is set forth in the Environmental Claims Settlement Agreement.
     51. “Environmental Claims Settlement Agreement” means the agreement (together with all appendices or exhibits thereto) among Tronox, the United States and certain other Government Environmental Entities regarding Tronox’s liability for the Environmental Claims and the treatment of and responsibility for the Owned Sites, the Other Sites and the Nevada Assets after the Effective Date, as described in more detail in Article IV hereof.
     52. “Environmental Insurance Assets” means the cash equivalent, in an aggregate amount of 100% of certain financial assurance letters of credit and surety bonds and, to the extent applicable, available insurance policies and other rights to reimbursement or contribution for response actions (whether contractual or otherwise) held by Tronox and related to the Environmental Claims, including (a) Forrest Products Division Pollution Legal Liability and Cost Cap Insurance, Commerce & Industry Insurance Company (AIG) (Chartis) Policy Number PLS/CCC 5295422 — Pre Existing Conditions; (b) Policy Number PLS 5295423 — New Conditions; (c) Henderson, NV, Pollution Legal Liability Select Clean-Up Cost Cap Insurance Policy, American International Specialty Lines Insurance Company (Chartis), Policy Number 6190315, (d) The BMI, et al., Pollution Clean-Up and Legal Liability Policy, American International Specialty Lines Insurance Company (Chartis), Policy Number 267-9176; provided, however, that any payments made by Chartis under the Chartis Policies on account of reimbursement claims made by Tronox for expenditures prior to the Effective Date shall be excluded from “Environmental Insurance Assets” and remain the property of Reorganized Tronox; and provided further, however, that Tronox shall submit all such claims for reimbursement to the appropriate insurance provider no later than 90 days after the Effective Date.

     53. “Environmental Law” means, whenever in effect, all federal, tribal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law; all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including the Atomic Energy Act; CERCLA; the Clean Water Act; the Clean Air Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; RCRA; the Safe Drinking Water Act; the Toxic Substances Control Act; and any tribal, state or local equivalents.
     54. “Environmental Response Trusts” means the trusts to be established by Tronox on the Effective Date of the Plan, to which Tronox will contribute a portion of the Funded Environmental Amount, the Owned Sites and the Nevada Assets, as described in more detail in Article IV hereof.
     55. “Environmental Response Trustee” means the trustee or trustees to be appointed by Tronox and the United States in consultation with certain other Government Environmental Entities (including, as applicable, the Nevada Parties), who will administer the Environmental Response Trusts.
     56. “Environmental Response Trust Agreements” means the governing documentation for the Environmental Response Trusts.
     57. “Environmental Trust Assets” means all Owned Sites and related assets that are identified in the Environmental Claims Settlement Agreement and which will be transferred to the Environmental Response Trusts on the Effective Date; provided, however, that Tronox may, at its expense and in accordance with applicable health and safety requirements, remove certain equipment and other assets related to Tronox’s operations from each of the Savannah, GA, Soda Springs, ID and Mobile, AL sites and transfer such equipment and assets to alternate locations to be determined by Reorganized Tronox.
     58. “Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated as of August 27, 2010, by and among Tronox and the Backstop Parties, as may be amended from time to time.
     59. “Equity Committee” means the official committee of equity security holders, appointed pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on March 13, 2009.
     60. “Equity Interests” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of Tronox Incorporated together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto, in each case that existed prior to the Effective Date; and (b) partnership, limited liability company, or similar interests held by Tronox Incorporated; provided, however, that Equity Interests do not include Intercompany Interests.
     61. “Equity Security” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in Tronox Incorporated or any of its direct or indirect subsidiaries.
     62. “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 (2006), and the regulations promulgated thereunder.
     63. “Estate” means, as to each Tronox Debtor, the estate created for that Tronox Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
     64. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq.
     65. “Exculpated Parties” means, collectively, Reorganized Tronox and the Released Parties.
     66. “Executory Contract” means a contract to which one or more of the Tronox Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

     67. “Existing Letters of Credit” means all outstanding and undrawn letters of credit under the Replacement DIP Facility and the Prepetition Facilities, as set forth in Exhibit 2 hereto.
     68. “Exit Credit Agreement” means one or more credit agreements governing the Exit Financing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time, including the Replacement DIP Agreement from and after the Effective Date, to the extent the Replacement DIP Facility is converted into all or a portion of the Exit Financing in accordance with the terms of the Replacement DIP Agreement.
     69. “Exit Credit Documents” means all loan and security documents relating to the Exit Financing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time. For avoidance of doubt, if the Replacement DIP Facility is converted into all or a portion of the Exit Financing in accordance with the terms of the Replacement DIP Agreement, the term “Exit Credit Documents” shall mean all “Credit Documents” as defined in the Replacement DIP Agreement from and after the Effective Date and all other agreements, instruments or documents (including an Accession and Novation Agreement (as defined in the Replacement DIP Agreement)), in form and substance acceptable to the Replacement DIP Agent, to evidence or effectuate the conversion of the Replacement DIP Facility into all or a portion of the Exit Financing.
     70. “Exit Financing” means, collectively, a term facility and revolving credit facility pursuant to which Reorganized Tronox will have approximately $468 million of funded debt on the Effective Date, as follows: (a) a $425 million senior secured term loan facility, either under an amended Replacement DIP Facility having converted into exit financing according to its terms, or under a new credit facility and (b) $43.1 million in loans funded under an asset-based revolving credit facility with commitments of up to $125 million (including $28 million face amount in issued letters of credit). The terms of the Exit Financing shall be reasonably satisfactory to the Creditors’ Committee and the Backstop Parties (and in no event on terms less favorable to Tronox than the Replacement DIP Facility upon conversion to exit financing as contemplated by the Replacement DIP Agreement).
     71. “Federal Judgment Rate” means the federal judgment rate of 0.44%, which was in effect as of the Petition Date.
     72. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, re-argument, or rehearing has expired and no appeal, petition for certiorari, or motion for a new trial, re-argument, or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, review, re-argument, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.
     73. “Funded Environmental Amount” means $270 million in Cash, which Tronox will contribute to or for the benefit of the Environmental Response Trusts and/or certain Government Environmental Entities and the Anadarko Litigation Trust on the Effective Date, and which will be allocated and apportioned as set forth in the Environmental Claims Settlement Agreement.
     74. “Funded Tort Claims Trust Amount” means $12.5 million in Cash, which Tronox will contribute to the Tort Claims Trust on the Effective Date.
     75. “Future Tort Claimant” means an entity that establishes that it holds a Tort Claim that did not arise prior to the Effective Date and was not discharged under the Plan.
     76. “General Administrative Claim” means any Administrative Claim, including Cure Claims, other than a Professional Fee Claim; provided, however, that, (i) as a result of the Environmental Claims Settlement Agreement, any Environmental Claims that are Administrative Claims shall be treated exclusively as set forth in the Environmental Claims Settlement Agreement and shall not be considered General Administrative Claims and (ii) to the extent the Replacement DIP Facility Claims are converted into the Exit Financing in accordance with the terms of the Replacement DIP Agreement, such converted Replacement DIP Facility Claims shall be exclusively treated as set forth in the applicable Exit Credit Documents and other related loan and security documents and shall not be considered General Administrative Claims.
     77. “General Unsecured Claim” means any Unsecured Claim (including the Unsecured Notes Claim) that is not an Intercompany Claim, an Environmental Claim, a Tort Claim, an Indirect Environmental Claim, the Anadarko Section 502(h) Claim or a Convenience Claim.
     78. “Government Environmental Entity” means federal, state, local or tribal Governmental Units asserting claims or having regulatory authority or responsibilities with respect to Environmental Laws.
     79. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.
     80. “GUC Pool” means 50.9% of the New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by shares issued in connection with the Management Equity Plan and the New Warrants.
     81. “Henderson Business” means Tronox’s Henderson, Nevada manufacturing operations (including all personal property and equipment related thereto), but not the real property or buildings in which such facility is located.
     82. “Henderson Facility” means a certain portion of the Nevada Property where the Henderson Business is located that will be leased to Reorganized Tronox pursuant to a lease agreement described in Article IV herein.
     83. “Holdback Amount” means the aggregate holdback of those Professional fees billed to Tronox during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date, and which amount shall not constitute property of Tronox or of Reorganized Tronox; provided, however, that when all Professional Fee Claims have been paid in full, any amounts remaining in the Holdback Escrow Account shall be paid to Reorganized Tronox.
     84. “Holdback Escrow Account” means the escrow account established by Reorganized Tronox into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.
     85. “Holder” means an Entity holding a Claim or an Equity Interest.
     86. “Impaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
     87. “Indemnification Provision” means each of the indemnification provisions, agreements or obligations currently in place, whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts, for the Tronox Debtors and the current (as of July 7, 2010) directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Tronox Debtors and such current directors, officers and members’ respective Affiliates; provided, however, that nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release any claim against or liability of the following parties: Lehman Brothers Holdings, Inc., Ernst & Young LLP, Kerr-McGee Corporation and Anadarko Petroleum Corporation and their officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals), whether such claims or liabilities be direct or indirect, fixed or contingent, including the claims asserted in the Anadarko Litigation; provided further, however, that for the avoidance of doubt, nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release any individuals who were former directors or officers of the

Tronox Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation.
     88. “Indemnified Parties” means, collectively, any Tronox Debtor and current (as of July 7, 2010) director, officer, members (including ex officio members), employee, attorney, other professional and agent of the Tronox Debtors and such current directors, officers and members’ respective Affiliates who is the beneficiary of an Indemnification Provision; provided, however, that nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release any claim against or liability of the following parties, who are not Indemnified Parties: Lehman Brothers Holdings, Inc., Ernst & Young LLP, Kerr-McGee Corporation and Anadarko Petroleum Corporation and their officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals), whether such claims or liabilities be direct or indirect, fixed or contingent, including the claims asserted in the Anadarko Litigation; provided further, however, that for the avoidance of doubt, nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release any individuals who were former directors or officers of the Tronox Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation.
     89. “Indenture” means that certain Indenture dated as of November 28, 2005, as the same may have been substantially modified, amended or supplemented, together with all instruments and agreements related thereto, between Tronox Worldwide LLC and Tronox Finance Corp. as issuers, and Citibank, N.A., as indenture trustee, under which the 9.5% unsecured notes due December 1, 2012 were issued.
     90. “Indenture Charging Lien” means any lien of the Indenture Trustee, arising under the Indenture, against Distributions on account of the Unsecured Notes Claim, securing payment of the fees and expenses of the Indenture Trustee, including fees and expenses of counsel and other professionals engaged by or on behalf of or for the benefit of the Indenture Trustee.
     91. “Indenture Trustee” means Wilmington Trust Company, as the successor trustee to Citibank, N.A., with respect to the Indenture.
     92. “Indenture Trustee Fee Claim” means, individually and collectively, any claim against Tronox for any compensation, disbursements, fees, expenses, and indemnification pursuant to the Indenture, including any claim under such Indenture for the reasonable and documented fees and expenses of the Indenture Trustee and its counsel, any unpaid prepetition fees and costs of the Indenture Trustee (including its counsel) payable thereunder, and any claim for unpaid fees and expenses of any predecessor Indenture Trustee payable thereunder, up to a maximum of $550,000.
     93. “Indirect Environmental Claim” means a Claim held by a private party for breach of contract, indemnification, contribution, reimbursement or cost recovery related to environmental monitoring or remediation, including Claims for contribution or direct costs under any Environmental Law.
     94. “Insurance Policies” means, collectively, all of Tronox’s insurance policies, including the D&O Liability Policies, but excluding the Environmental Insurance Assets and the Tort Claims Insurance Assets.
     95. “Intercompany Claim” means any Claim held by a Tronox Debtor against another Tronox Debtor or any Claim held by an Affiliate against a Tronox Debtor.
     96. “Intercompany Interest” means an Equity Interest in a Tronox Debtor held by another Tronox Debtor or an Equity Interest in a Tronox Debtor held by an Affiliate of a Tronox Debtor.
     97. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.
     98. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

     99. “Management 2010 Bonus Plan” means that certain cash compensation plan to be assumed and implemented by the New Board as set forth in Article V.I.3 of the Plan, the form of which will be included in the Plan Supplement.
     100. “Management Equity Plan” means a director and officer compensation plan that shall provide for the issuance of equity awards in the form of restricted stock, restricted stock units, options, stock appreciation rights and other similar forms with respect to no less than 5% and no more than 10% of the New Common Stock issued and outstanding on the Effective Date, together with all New Common Stock issuable upon exercise of the Management Equity Plan.
     101. “Nevada Assets” means (a) Tronox’s interest in Basic Management, Inc., (b) Tronox’s interest in the Landwell Company, LP and (c) the Nevada Property. For the avoidance of doubt, the Nevada Assets do not include the Henderson Business, which is included in the Retained Assets and which Reorganized Tronox will continue to own and operate after the Effective Date.
     102. “Nevada Parties” means the Nevada Division of Environmental Protection, the Southern Nevada Water Authority, the Central Arizona Project/Central Arizona Water Conservation District and the Metropolitan Water District of Southern California.
     103. “Nevada Property” means certain real property owned by Tronox, comprising several parcels located in Clark County, Nevada.
     104. “New Board” means the initial board of directors of Reorganized Tronox Incorporated to be appointed as of the Effective Date, the members of which shall be determined in accordance with sections 1123 and 1129 of the Bankruptcy Code and as set forth in Article IV hereof.
     105. “New Common Stock” means the common equity in Reorganized Tronox Incorporated to be authorized, issued or reserved on the Effective Date, which shall constitute all of the direct and indirect common equity of Reorganized Tronox Incorporated.
     106. “New Management Agreements” means employment agreements by and between Reorganized Tronox Incorporated and certain individuals in senior management, the terms of which shall be reasonably acceptable to Tronox, the Creditors’ Committee and the Required Backstop Parties and shall be included in the Plan Supplement.
     107. “New Series A Warrants” means warrants to be issued on the Effective Date pursuant to the terms of the New Warrant Agreement (the form of which will be included in the Plan Supplement) to acquire, in the aggregate, 544,041 shares of New Common Stock, subject to adjustment as set forth in the Warrant Agreement (which represents 3.5% of the New Common Stock issued and outstanding on the Effective Date, together with all New Common Stock issuable upon exercise of the New Series A Warrants), with an expiration date of the seventh anniversary of the Effective Date, and an exercise price of $62.13 per share, based on an implied total enterprise value for Reorganized Tronox of $1.4 billion. The New Series A Warrants and the shares of New Common Stock issued upon exercise thereof will be subject to dilution by any shares of New Common Stock issued after the Effective Date, including upon exercise of the New Series B Warrants and shares issued under the Management Equity Plan.
     108. “New Series B Warrants” means warrants to be issued on the Effective Date pursuant to the terms of the New Warrant Agreement (the form of which will be included in the Plan Supplement) to acquire, in the aggregate, 672,175 shares of New Common Stock, subject to adjustment as set forth in the New Warrant Agreement (which represents 4.1% of the New Common Stock issued and outstanding on the Effective Date, together with all New Common Stock issuable upon exercise of the New Warrants), with an expiration date of the seventh anniversary of the Effective Date, and an exercise price of $68.56 per share, based on an implied total enterprise value for Reorganized Tronox of $1.5 billion. The New Series B Warrants and the shares of New Common Stock issued upon exercise thereof will be subject to dilution by any shares of New Common Stock issued after the Effective Date, including shares issued under the Management Equity Plan.

     109. “New Warrants” means, collectively, the New Series A Warrants and the New Series B Warrants.
     110. “Non-Asbestos Toxic Exposure Claims” means timely filed Tort Claims against any Tronox Debtor for personal injury, wrongful death, sickness or disease arising directly or indirectly from exposure to or release of creosote, benzene, radiation or other environmental contamination or chemical exposure or release.
     111. “Notice and Claims Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (866) 967-0675, retained and approved by the Bankruptcy Court as Tronox’s notice and claims agent.
     112. “Offered Shares” means 6,819,857 shares of New Common Stock, par value $0.01 per share, to be offered and sold by Reorganized Tronox pursuant to the Rights Offering and the Equity Commitment Agreement, at a purchase price of $27.13 per share.
     113. “Original DIP Facility” means the $125 million super priority senior priming secured revolving facility dated January 13, 2009, by and among Tronox Incorporated and Tronox Worldwide LLC, as Borrowers, Credit Suisse Securities (USA) LLC as Sole Lead Arranger and Sole Brookrunner, Credit Suisse, as Administrative Agent, and JPMorgan Chase Bank, N.A. as Collateral Agent.
     114. “Other Sites” means the sites not owned by Tronox as of the Petition Date and identified in the Other Sites exhibit to the Environmental Claims Settlement Agreement.
     115. “Owned Sites” means the domestic real property owned by Tronox (other than the Hamilton, Mississippi facility and the Oklahoma City, Oklahoma Technical Center, which real property is included in the Retained Assets) and which shall be identified in the Owned Sites exhibit to the Environmental Claims Settlement Agreement as real property being transferred to the Environmental Response Trusts on the Effective Date.
     116. “PBGC” means the Pension Benefit Guaranty Corporation.
     117. “Pension Plan” means the Tronox Incorporated Retirement Plan.
     118. “Petition Date” means January 12, 2009, the date on which Tronox commenced the Chapter 11 Cases.
     119. “Plan” means this First Amended Joint Plan of Reorganization of Tronox Incorporated, et al. Pursuant to Chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time, including the Plan Supplement, which is incorporated herein by reference.
     120. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan, in form reasonably satisfactory to the Creditors’ Committee, the Required Backstop Parties and, as applicable, the United States and the Nevada Parties, to be filed by Tronox no later than 14 days prior to the Voting Deadline or such other date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, that may include, among other documents, the following: (a) the Environmental Claims Settlement Agreement and related exhibits; (b) the Environmental Response Trust Agreements; (c) the list of Owned Sites to be transferred to the Environmental Response Trusts; (d) the list of Other Sites covered by the Environmental Claims Settlement Agreement; (e) the Anadarko Litigation Trust Agreement; (f) the Tort Claims Trust Agreement; (g) the Tort Claims Trust Distribution Procedures; (h) the Exit Credit Agreement; (i) the New Warrant Agreement; (j) the Amended and Restated Articles of Incorporation and Bylaws of Reorganized Tronox Incorporated; (k) to the extent known, the identity of members of the New Board, as well as the nature and amount of compensation for any member of the New Board who is an insider under section 101(31) of the Bankruptcy Code; (l) the form of the New Management Agreements and the list of persons entering into New Management Agreements; (m) the Management Equity Plan; (n) the Management 2010 Bonus Plan, (o) the Assumed Executory Contract and Lease List; and (p) the Registration Rights Agreement. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (p). Tronox shall have the right to amend the documents contained in the

Plan Supplement through and including the Effective Date in accordance with Article IX, subject to such amendments being reasonably satisfactory to the Creditors’ Committee, the Required Backstop Parties and, as applicable, the United States and the Nevada Parties.
     121. “Plan Support Agreement” means that certain agreement, dated as of August 27, 2010, by and among Tronox, the Creditors’ Committee, certain members of the Creditors’ Committee and the Holders of more than 58% in principal amount of the Unsecured Notes.
     122. “Postpetition Period” means the period of time commencing on the Petition Date and continuing through the Effective Date.
     123. “Prepetition Facilities” means the secured term loan and revolving credit facilities under that certain credit agreement dated November 28, 2006, by and among Tronox Incorporated and Tronox Worldwide LLC, as Borrowers, Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Bookrunners, ABN Amro, as Syndication Agent, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as co-documentation agents, and Lehman Commercial Paper Inc., as Administrative Agent.
     124. “Priority Non-Tax Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
     125. “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     126. “Pro Rata” means (a) the proportion that an Allowed Claim or Equity Interest in a particular Class bears to the aggregate amount of Allowed Claims or Equity Interests in that Class.
     127. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     128. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through the Confirmation Date.
     129. “Professional Fee Order” means that certain order of the Bankruptcy Court entered on March 9, 2009, establishing procedures for interim compensation and reimbursement of expenses of Professionals [Dkt. No. 218].
     130. “Proof of Claim” means a proof of Claim timely filed against any of the Tronox Debtors in the Chapter 11 Cases.
     131. “Property Damage Claims” means timely filed private party property damage, remediation or restoration Tort Claims related to creosote, benzene, or other chemical exposure or release, or environmental contamination, radiation (including naturally occurring radioactive material (“NORM”) or related matters. For the avoidance of doubt, Property Damage Claims are included in Class 4 Tort Claims and are not Environmental Claims.
     132. “RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.
     133. “Record Date” means 5:00 p.m. (PT) on September 22, 2010, the date on which it will be determined which Holders of Claims and Equity Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims and Equity Interests have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the Holder of a Claim or Equity Interest

     134. “Registration Rights Agreement” means that certain Registration Rights Agreement to be included in the Plan Supplement, substantially in the form of Exhibit F to the Equity Commitment Agreement, pursuant to which Reorganized Tronox will be obligated to register certain shares of New Common Stock.
     135. “Released Party” means each of: (a) Tronox and Reorganized Tronox (b) the current directors and officers of the Tronox Debtors in place as of July 7, 2010; (c) all current and former members of the Creditors’ Committee; (d) the Backstop Parties; (e) and the parties to that certain Equity Commitment Agreement dated December 20, 2009, filed with the Bankruptcy Court on December 20, 2009 [see Dkt. No. 1003] and approved by orders entered on December 23, 2009 and January 15, 2010 [Dkt. Nos. 1031 and 1115]; (f) the agents and lenders under each of the Prepetition Facilities, the Original DIP Facility and the Replacement DIP Facility solely in connection with such facilities; (g) the Environmental Response Trustees; (h) all current and former members of the Equity Committee; (i) with respect to each of the foregoing Entities in clauses (a) through (h), such Entities’ subsidiaries, Affiliates, members, officers, directors, managing directors, managers, controlling persons, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case, only in their capacity as such and subject to the limitations set forth herein; (j) the Nevada Parties and any other Government Environmental Entity that is party to the Environmental Claims Settlement Agreement; (k) the United States and its agents, attorneys and financial advisors; provided, however, that (x) nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release any claim against or liability of the following parties (or their Affiliates), who are not Released Parties: Lehman Brothers Holdings Inc., Ernst & Young LLP, Kerr-McGee Corporation and Anadarko Petroleum Corporation and their officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives (including their respective officers, directors, employees, members and professionals) in their capacity as such, whether such claims or liabilities be direct or indirect, fixed or contingent, including the claims asserted in the Anadarko Litigation; (y) for the avoidance of doubt, nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release any individuals who were former directors or officers of the Tronox Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation; and (z) nothing in the Plan or Confirmation Order shall discharge, release or preclude (i) any liability to the Securities and Exchange Commission that is not a Claim and (ii) any liability to the SEC on the part of any Person or Entity that is not a Tronox Debtor or a Reorganized Tronox Debtor.
     136. “Releasing Parties” means all Entities who have held, hold or may hold Claims or Equity Interests that have been released pursuant to Article VIII.C or VIII.D, discharged pursuant to Article VIII.A or are subject to exculpation pursuant to Article VIII.F.
     137. “Reorganized” means, with respect to the Tronox Debtors, any Tronox Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.
     138. “Reorganized Tronox” means Tronox Incorporated, Tronox Worldwide LLC, Tronox LLC, non-debtor foreign subsidiaries of the Tronox Debtors and such other Tronox Debtors and or one or more newly organized successors, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.
     139. “Replacement DIP Agent” means Goldman Sachs Lending Partners LLC, in its capacity as administrative and collateral agent under the Replacement DIP Facility, and its successors and assigns.
     140. “Replacement DIP Agreement” means that certain Senior Secured Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement, dated as of December 20, 2009, among Tronox Incorporated, Tronox Worldwide LLC, Certain Subsidiaries of Tronox Worldwide LLC, as Guarantors, various Lenders, Goldman Sachs Lending Partners LLC, as Sole Lead Arranger and Sole Bookrunner, Goldman Sachs Lending Partners LLC, as Syndication Agent, and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent, as amended from time to time.
     141. “Replacement DIP Documents” means the Replacement DIP Agreement and all other loan and security documents relating to the Replacement DIP Facility, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time, including all “Credit Documents” as defined in the Replacement DIP Agreement.

     142. “Reorganized Tronox Incorporated” means Tronox Incorporated, as reorganized pursuant to and under the Plan, or any successor thereto by merger, consolidation or otherwise, on or after the Effective Date.
     143. “Replacement DIP Facility” means the $335 million Tranche B-1 and $90 million Tranche B-2 term loan facilities under the Replacement DIP Agreement.
     144. “Required Backstop Parties” means Backstop Parties representing, in the aggregate, at least 66 2/3% of the total dollar amount (i.e., $185 million) committed by all Backstop Parties for the purchase of unsubscribed shares in connection with the Rights Offering; and as referenced in, and subject to, each applicable agreement executed by the Backstop Parties in connection with and related to the Plan.
     145. “Retained Assets” means all assets of Tronox Incorporated and its subsidiaries, and all of their rights, title and interest in any nature of property of any kind, wherever located, as specified in sections 541 of the Bankruptcy Code, other than the Environmental Trust Assets. For the avoidance of doubt, the Retained Assets include Tronox’s (a) Hamilton, Mississippi facility; (b) Oklahoma City, Oklahoma Technical Center; (c) the Henderson Business; and (d) certain equipment and other assets related to Tronox’s operations from each of the Savannah, GA, Soda Springs, ID and Mobile, AL sites, to be removed from such sites at the discretion of Tronox or Reorganized Tronox. For the avoidance of doubt, the Retained Assets do not include the Funded Environmental Amount, the Nevada Assets, the Environmental Trust Assets, the Environmental Insurance Assets, the Tort Claims Trust Insurance Assets and/or the Funded Tort Claims Trust Amount.
     146. “Rights” means the rights to subscribe for and acquire an aggregate of 45.5% of the New Common Stock, in exchange for $185 million in Cash, pursuant to the terms of the Rights Offering Procedures and the Equity Commitment Agreement.
     147. “Rights Expiration Date” means the expiration date of the Rights Offering, as set forth in the Rights Offering Procedures, which is 5:00 p.m. (PT) on November 10, 2010.
     148. “Rights Offering” means the offering of the Rights by Reorganized Tronox to Eligible Holders and the Backstop Parties.
     149. “Rights Offering Procedures” means the procedures setting forth the terms and conditions of the Rights Offering, as approved by the Bankruptcy Court and attached hereto as Exhibit 1.
     150. “Schedules” means the Schedules of Assets and Liabilities and the Statement of Financial Affairs for each of the Tronox Debtors, filed with the Bankruptcy Court on March 30, 2009 [Dkt. Nos. 275-278 and 280-305].
     151. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.
     152. “Secured Claim” means any Claim that is Secured; provided, that Secured Claims classified in Class 2 of the Plan shall not include Claims under the Replacement DIP Facility.
     153. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.
     154. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

     155. “Subscription Agent” means Kurtzman Carson Consultants LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (866) 967-0675, in its capacity as the approved subscription agent for the Rights Offering.
     156. “Tort Claim” means non-governmental Claims against Tronox, whether such Claims are known or unknown, whether by contract, tort or statute, whether existing or hereinafter arising, for death, bodily injury, sickness, disease, medical monitoring or other personal physical injuries or damage to property to the extent caused or allegedly caused directly or indirectly by the presence of or exposure to any product or toxin manufactured or disposed of, or other property owned, operated or used for disposal by, Tronox or any Entity for whose products or operations Tronox allegedly has liability, including all such Claims relating to the Owned Sites, the Other Sites, the Environmental Trust Assets, the Nevada Assets or the Retained Assets to the extent owned, operated or used for disposal by, Tronox prior to the Effective Date and not by Reorganized Tronox, including Non-Asbestos Toxic Exposure Claims, Property Damage Claims, Asbestos Claims and Claims of Future Tort Claimants. For the avoidance of doubt, Tort Claims do not include any workers’ compensation claims brought directly by a past or present employee of Tronox under an applicable workers’ compensation statute.
     157. “Tort Claims Insurance Assets” means all net proceeds of any insurance settlements or the rights to such proceeds (after deduction of counsel’s contingency fee only) from any Insurance Policies providing any coverage for the benefit of any Holders of Tort Claims, including (a) Home Indemnity Insurance, Policy Numbers: GA 4389610 (1/1/73 — 1/1/74), GA 4389610 (1/1/74 — 1/1/75), GA 4389610 (1/1/75 — 1/1/76), GA 9119366 (1/1/76 — 1/1/77), GA 9119366 (1/1/77 — 7/1/78), GA 9697500 (7/1/78 — 7/1/79), GA 9730184 (7/1/79 — 7/1/80) GA 9730184 (7/1/80 — 7/1-81); (b) Old Republic Insurance Company, Commercial General Liability Policy Numbers: MWZ 43816 (7/1/85 — 7/1/86), MWZ 43956 (7/1/86 — 7/1/87), MWZY 10049 (7/1/87 — 7/1/88); (c) Travelers (Aetna) Indemnity Company, Policy Numbers: 08AL018757SR (1/15/65 — 1/1/66), 8XN4SC (7/1/65 — 1/1/66), 40AL00500SR(Y) (1/1/66 - 1/1/67), 8XN4SC (1/1/66 — 1/1/67), 40AL00500SR(Y) (1/1/67 — 1/1/68), 8XN4SC (1/1/67 — 1/1/68), 40AL00500SR(Y) (1/1/68 — 1/1/69), 8XN4SC (1/1/68 — 4/8/68), 8XN4SC (4/8/68 — 1/1/69); and (d) policies issued by Century Indemnity Co. and described in Dkt. No. 1274.
     158. “Tort Claims Trust” means the trust to be established by Tronox pursuant to the Plan, from which Distributions to Holders of Tort Claims will be made, as described in more detail in Article IV hereof.
     159. “Tort Claims Trust Agreement” means the governing documentation for the Tort Claims Trust.
     160. “Tort Claims Trust Distributable Amount” means the amount available for Distribution from the Tort Claims Trust, after payment of administrative expenses as provided in the Tort Claims Trust Agreement.
     161. “Tort Claims Trust Distribution Procedures” means the procedures to be implemented by the Tort Claims Trustee, pursuant to the terms and conditions of the Plan and the Tort Claims Trust Agreement, to process, liquidate and make Distributions on account of Tort Claims. Final determinations on the allowance or disallowance of Tort Claims for Distribution purposes shall be made in accordance with the Tort Claims Trust Distribution Procedures.
     162. “Tort Claims Trustee” means the Garretson Firm Resolution Group, Inc., which will administer the Tort Claims Trust.
     163. “Tronox” or “Tronox Debtors” means collectively, Tronox Luxembourg S.ar.l; Tronox Incorporated; Cimarron Corporation; Southwestern Refining Company, Inc.; Transworld Drilling Company; Triangle Refineries, Inc.; Triple S, Inc.; Triple S Environmental Management Corporation; Triple S Minerals Resources Corporation; Triple S Refining Corporation; Tronox LLC; Tronox Finance Corp.; Tronox Holdings, Inc.; Tronox Pigments (Savannah) Inc.; and Tronox Worldwide LLC.
     164. “U.S. Trustee” means the United States Trustee for the Southern District of New York.
     165. “Unexpired Lease” means a lease to which one or more of the Tronox Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

     166. “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
     167. “United States” means the United States of America and all agencies or instrumentalities thereof.
     168. “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any Claim arising from the Unsecured Notes or the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.
     169. “Unsecured Notes” means the 9.5% senior unsecured notes due December 1, 2012, issued pursuant to the Indenture.
     170. “Unsecured Notes Claim” means the Claim filed by the Indenture Trustee against Tronox Worldwide LLC on account of the Unsecured Notes, consisting of par value plus accrued and unpaid prepetition interest on the Unsecured Notes, which shall constitute an Allowed Claim in the amount of $370,411,805.66. For the avoidance of doubt, the Unsecured Notes Claim shall constitute a General Unsecured Claim in Class 3. Upon the Distribution of New Common Stock to the Holders of the Unsecured Notes on account of such Claim, any Claim filed against a Tronox Debtor that duplicates all or any portion of the Unsecured Notes Claim shall be deemed withdrawn and expunged.
     171. “Voting Deadline” means 5:00 p.m. (PT) on November 5, 2010, by which time any ballot must be properly executed, completed and delivered to the Notice and Claims Agent by (a) first-class mail; (b) overnight courier or (c) personal delivery.
B. Rules of Interpretation.
     For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule or exhibit, whether or not filed, having been filed or to be filed shall mean that document, schedule or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by Tronox and Reorganized Tronox in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order.

C. Computation of Time.
     Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.
D. Governing Law.
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the state of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Tronox Debtors not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Tronox Debtor.
E. Reference to Monetary Figures.
     All references in the Plan to monetary figures shall refer to currency of the United States, unless otherwise expressly provided.
ARTICLE II.
ADMINISTRATIVE CLAIMS, REPLACEMENT DIP FACILITY CLAIMS, PRIORITY TAX CLAIMS
AND UNITED STATES TRUSTEE STATUTORY FEES
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Replacement DIP Facility Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Equity Interests set forth in Article III.
A. Administrative Claims.
     1. General Administrative Claims.
     Except as specified in this Article II, unless otherwise agreed to by the Holder of a General Administrative Claim and Tronox (with the consent of the Creditors’ Committee and the Required Backstop Parties) or Reorganized Tronox, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 30 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by Tronox in the ordinary course of business during the Postpetition Period, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holder of such Allowed General Administrative Claim.
     2. Professional Compensation.
          (a) Final Fee Applications.
     All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from Petition Date through the Confirmation Date, must be filed with the Bankruptcy Court and served on Tronox and counsel to the Creditors’ Committee no later than 60 days after the Confirmation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims as determined by Final Order of the Bankruptcy Court shall be paid by Reorganized Tronox in full in Cash.

          (b) Payment of Interim Amounts.
     Subject to the Holdback Amount, on the Effective Date, Tronox shall pay all amounts owing to Professionals for all outstanding amounts payable relating to prior periods through the Confirmation Date. To receive payment, on or before Effective Date, each Professional shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.
          (c) Post-Confirmation Date Fees and Expenses.
     Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, Tronox or Reorganized Tronox, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by Tronox or Reorganized Tronox. Except as otherwise specifically provided in the Plan, upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and Tronox or Reorganized Tronox, as the case may be, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
     3. Administrative Claims Bar Date.
     Except as otherwise provided in this Article II, requests for payment of Administrative Claims must be filed and served on Reorganized Tronox pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date, which shall be the 45th day after the Effective Date. Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against Tronox or Reorganized Tronox or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on Reorganized Tronox and the requesting party no later than 75 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under this Plan or granted under the order approving the Replacement DIP Facility.
B. Replacement DIP Facility Claims
     The Replacement DIP Facility Claims shall be Allowed in full, including (i) all Claims for unpaid principal, interest and other charges outstanding on the Effective Date and (ii) all Claims for fees and expenses and other charges provided for under the Replacement DIP Documents. On the Effective Date, either (i) (x) the Allowed Replacement DIP Facility Claims shall convert into the Exit Financing in accordance with the terms of the Replacement DIP Documents, (y) Reorganized Tronox shall be bound by the Replacement DIP Documents (which shall thereupon constitute the Exit Facility Credit Documents), and (z) Reorganized Tronox shall assume the Allowed Replacement DIP Facility Claims in accordance with the terms of the Exit Credit Documents, or (ii) (w) the Allowed Replacement DIP Facility Claims shall be paid in full in Cash on the Effective Date, (x) all Existing Letters of Credit shall be terminated without liability to the issuer thereof or any agent or lender under the Replacement DIP Facility or such Existing Letters of Credit shall be cash collateralized in accordance with the terms of the applicable Exit Credit Documents, (y) Reorganized Tronox shall assume all contingent Claims under the Replacement DIP Documents that expressly survive the termination thereof, and (z) all financing commitments under the Replacement DIP Documents shall terminate in full.
C. Priority Tax Claims.
     Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid in full in cash on the Effective Date, or as soon thereafter as is practicable, provided, however, that Tronox or Reorganized Tronox shall be authorized, at its option, and in lieu of payment in full in Cash of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between Tronox and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
D. United States Trustee Statutory Fees.
     Tronox shall pay all United States Trustee quarterly fees under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of Tronox’s businesses, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A. Classification of Claims and Equity Interests.
     All Claims and Equity Interests, except for Administrative Claims, Replacement DIP Facility Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim or Equity Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Equity Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.
     1. Deemed Substantive Consolidation of the Tronox Debtors
     Pursuant to Article IV.A, the Plan provides for the consensual deemed substantive consolidation of the Estates into a single Estate for certain limited purposes related to the Plan, including voting, Confirmation and Distribution. As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Tronox Debtors.
     2. Summary of Classification and Treatment.
     The classification of Claims and Equity Interests against the Tronox Debtors pursuant to the Plan is as follows:

Class	Claims and Equity Interests	Status	Voting Rights
Class 1	Priority Non-Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	General Unsecured Claims	Impaired	Entitled to Vote
Class 4	Tort Claims	Impaired	Entitled to Vote
Class 5	Environmental Claims	Impaired	Entitled to Vote
Class 6	Indirect Environmental Claims	Impaired	Entitled to Vote
Class 7	Convenience Claims	Impaired	Entitled to Vote
Class 8	Equity Interests in Tronox Incorporated	Impaired	Entitled to Vote

B.	Treatment of Claims and Equity Interests.
1.	Class 1 — Priority Non-Tax Claims.
(a)	Classification: Class 1 consists of all Priority Non-Tax Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Priority-Non Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash on or as soon as reasonably practicable after (i) the Effective Date or (ii) the date on which such Priority Non-Tax Claim becomes Allowed.

(c)	Voting: Class 1 is Unimpaired by the Plan. Each Holder of a Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.
2.	Class 2 — Secured Claims.
(a)	Classification: Class 2 consists of all Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Claim, Holders of Allowed Secured Claims shall receive one of the following treatments, at the discretion of Tronox (with the reasonable consent of the Creditors’ Committee and Required Backstop Parties): (i) Tronox or Reorganized Tronox shall pay such Allowed Secured Claim in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) Tronox or Reorganized Tronox shall deliver the collateral securing any such Allowed Secured Claim; or (iii) Tronox or Reorganized Tronox shall otherwise treat any Allowed Secured Claim in any other manner such that the Claim shall be rendered Unimpaired.

(c)	Voting: Class 2 is Unimpaired by the Plan. Each Holder of a Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Claims are not entitled to vote to accept or reject the Plan.
3.	Class 3 — General Unsecured Claims.
(a)	Classification: Class 3 consists of all General Unsecured Claims, including the Unsecured Notes Claim.

(b)	Treatment: On the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed General Unsecured Claim, Holders of Allowed General Unsecured Claims will receive on account of such Allowed General Unsecured Claims the following consideration:

(i)	their Pro Rata share of the GUC Pool; and

(ii)	their Pro Rata share of Rights to purchase New Common Stock pursuant to the terms of the Rights Offering.
(c)	Voting: Class 3 is Impaired by the Plan. Holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.
4.	Class 4 — Tort Claims.
(a)	Classification: Class 4 consists of all Tort Claims.

(b)	Treatment: In full and final satisfaction, settlement, release and discharge of and in exchange for each Tort Claim, Holders of Allowed Tort Claims will receive on account of such Allowed Tort Claims a Distribution from the Tort Claims Trust in accordance with the Tort Claims Distribution Procedures.

As described more fully in Article IV.C herein, on the Effective Date, Tronox will establish the Tort Claims Trust (to be administered by the Tort Claims Trustee pursuant to the Tort Claims Trust Agreement) and transfer to the Tort Claims Trust the following consideration: (i) the right to 12% of the proceeds of the Anadarko Litigation (together with any other fee sharing or other arrangements to be agreed upon in good faith by the United States and holders of Tort Claims, which agreement will be set forth in the Anadarko Litigation Trust Agreement), (ii) the Funded Tort Claims Trust Amount and (iii) the Tort Claims Insurance Assets.

The Tort Claims Trust Distributable Amount will be distributed in accordance with the Tort Claims Trust Agreement along the following parameters:
(i)	6.25% to Holders of Allowed Indirect Environmental Claims if the aggregate amount of Allowed Indirect Environmental Claims is equal to or greater than $80 million, such that the aggregate amount of Allowed Indirect Environmental Claims to be paid out of the Tort Claims Trust Distributable Amount is equal to or greater than $40 million; provided that if the aggregate amount of Allowed Indirect Environmental Claims to be paid out of the Tort Claims Trust is less than $40 million, then the percentage shall be proportionally reduced (for example, if the aggregate amount of Allowed Indirect Environmental Claims is $20 million, then Holders of Allowed Indirect Environmental Claims shall receive 50% of the above allocated percentage of the Tort Claims Trust Distributable Amount, or 3.125%).

(ii)	6.25% to Holders of Asbestos Claims and Future Tort Claimants.

(iii)	6.25% to Holders of Property Damage Claims if the aggregate amount of Allowed Property Damage Claims is equal to or greater than $50 million; provided that if the aggregate amount of Allowed Property Damage Claims is less than $50 million, then the 6.25% shall be proportionally reduced (for example, if the aggregate amount of Allowed Property Damage Claims is $25 million, then Holders of Property Damage Claims shall receive 50% of 6.25%, or 3.125%, of the Tort Claims Trust Distributable Amount).

(iv)	The remaining Tort Claims Trust Distributable Amount shall be distributed to Holders of Non-Asbestos Toxic Exposure Claims.
The sole recourse of Holders of Tort Claims shall be the Tort Claims Trust, and such

Holders shall have no right at any time to assert Tort Claims against Reorganized Tronox. Final determinations on the allowance or disallowance of Tort Claims for distribution purposes shall be made in accordance with the Tort Claims Trust Distribution Procedures.

(c)	Voting: Class 4 is Impaired by the Plan. Holders of any Tort Claim that is not subject to an unresolved objection filed by Tronox or any other party in interest as of the date that is thirty (30) days before the Voting Deadline shall be entitled to vote accept or reject the Plan.
5.	Class 5 — Environmental Claims.
(a)	Classification: Class 5 consists of all Environmental Claims.

(b)	Treatment: Each Holder of an Environmental Claim shall be entitled to treatment of its Environmental Claim and receive such consideration as is provided in the Environmental Claims Settlement Agreement, all as more fully described in Article IV herein. The sole recourse of Holders of Environmental Claims shall be in accordance with the rights of such Holders set forth in the Environmental Claims Settlement Agreement. On the Effective Date, Tronox will establish the Environmental Response Trusts and transfer to or for the benefit of such Environmental Response Trusts and/or certain of the Government Environmental Entities the following consideration (to be allocated in accordance with the Environmental Claims Settlement Agreement):
(i)	the right to 88% of the proceeds of the Anadarko Litigation;

(ii)	the Funded Environmental Amount;

(iii)	the Environmental Trust Assets;

(iv)	the Nevada Assets; and

(v)	the Environmental Insurance Assets.
(c)	Voting: Class 5 is Impaired by the Plan. Holders of Environmental Claims are entitled to vote to accept or reject the Plan.
6.	Class 6 — Indirect Environmental Claims.
(a)	Classification: Class 6 consists of all Indirect Environmental Claims.

(b)	Treatment: On the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Indirect Environmental Claim, Holders of Allowed Indirect Environmental Claims will have their Allowed Claims split for purposes of sharing in the Distributions to Holders of Allowed General Unsecured Claims and Allowed Tort Claims, as follows:
(i)	50% of the amount of each Allowed Indirect Environmental Claim will be treated in accordance with the treatment provided to Class 3 General Unsecured Claims, and will receive its Pro Rata share of (a) the GUC Pool and (b) Rights to participate in the Rights Offering; provided, however, that if the Indirect Environmental Claim is Allowed in an amount equal to or less than $500, the first 50% of the Allowed Indirect Environmental Claim will be a Convenience Claim and receive the treatment set forth in Class 7; and

(ii)	50% of the amount of each Allowed Indirect Environmental Claim will receive its Pro Rata share of the Tort Claims Trust Distributable Amount allocated to Allowed Indirect Environmental Claims.
(c)	Voting: Class 6 is Impaired by the Plan. Holders of Indirect Environmental Claims are entitled to vote to accept or reject the Plan.
7.	Class 7 — Convenience Claims.
(a)	Classification: Class 7 consists of all Convenience Claims.

(b)	Treatment: On the later of the Effective Date and as soon as practicable after such Convenience Claim becomes Allowed, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Convenience Claim, each Holder of an Allowed Convenience Claim shall receive payment in Cash of 89% of the amount of such Allowed Convenience Claim, which payments shall be funded by the Backstop Parties through the purchase of the shares of New Common Stock to which the Holders of such Claims would otherwise have been entitled, in lieu of receiving a distribution of New Common Stock.

(c)	Claim Aggregation: If a Holder of an Allowed General Unsecured Claim or Indirect Environmental Claim holds two or more Claims, one or more of which is in an amount less than $250 or $500 (as the case may be) but an aggregated total of its Claims would be greater than $250 or $500 (as the case may be), such Holder may elect to aggregate such Claims for the purpose of participating in the Rights Offering.

(d)	Voting: Class 7 is Impaired by the Plan. Holders of Convenience Claims are entitled to vote to accept or reject the Plan.
8.	Class 8 — Equity Interests in Tronox Incorporated.
(a)	Classification: Class 8 consists of all Equity Interests in Tronox Incorporated.

(b)	Treatment: On and after the Effective Date, all Equity Interests shall be cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. For settlement purposes only, each Holder of an Equity Interest in Tronox Incorporated shall receive its Pro Rata share of the New Warrants.

(c)	Voting: Holders of Equity Interests in Tronox Incorporated are entitled to vote to accept or reject the Plan for settlement purposes only.

(d)	Non-Consensual Confirmation of the Plan: Pursuant to section 1129(b)(2) of the Bankruptcy Code, to the extent all other Voting Classes do not vote to accept the Plan and Tronox pursues non-consensual confirmation of the Plan with respect to those Classes, Class 8 may not be entitled to any recovery, regardless of whether Class 8 votes in favor of or against the Plan.
C. Intercompany Claims
     Notwithstanding anything herein to the contrary, on the Effective Date or as soon thereafter as is reasonably practicable, at the option of Tronox or Reorganized Tronox (with the consent of the Creditors’ Committee and the Required Backstop Parties), all Intercompany Claims will be: (i) preserved and reinstated, in full or in part; (ii) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan; (iii) eliminated or waived based on accounting entries in

Tronox’s or Reorganized Tronox’s books and records and other corporate activities by Tronox or Reorganized Tronox; or (iv) contributed to the capital of the obligation entity.
D. The Anadarko Section 502(h) Claim.
     The Anadarko Section 502(h) Claim, if and when Allowed, will be satisfied through a discount or reduction against any judgment against it in the Anadarko Litigation in accordance with the terms set forth in Article IV.C.5 hereof. Such treatment shall be the sole and exclusive remedy on account of any Allowed Section 502(h) Claim and there shall be no recourse against Tronox or Reorganized Tronox on account of the Anadarko Section 502(h) Claim.
E. Special Provision Governing Unimpaired Claims.
     Except as otherwise provided in the Plan, nothing under the Plan shall affect Tronox’s rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.
F. Acceptance or Rejection of the Plan.
     1. Voting Classes.
     Classes 3, 4, 5, 6, 7 and 8 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.
     2. Presumed Acceptance of the Plan.
     Classes 1 and 2 are Unimpaired under the Plan. The Holders of Claims in such Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.
G. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
     Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by any one of Classes 3, 4, 5, 6, 7 or 8. Tronox shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims.
H. Subordinated Claims.
     The allowance, classification, and treatment of all Allowed Claims and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, Tronox reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal or equitable subordination rights relating thereto.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. Deemed Substantive Consolidation.
     The Plan shall serve as a motion by Tronox seeking entry of a Bankruptcy Court order deeming the substantive consolidation of all of the Estates into a single consolidated Estate for certain limited purposes related to the Plan, including voting, Confirmation and Distribution.
     If the deemed substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Tronox Debtors shall be treated as though they were merged into the Estate of Tronox Incorporated for all purposes associated with voting, Confirmation and Distributions, and, subject to Article II.C hereof, all guarantees by any Tronox Debtor of the obligations of any other Tronox Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Tronox Debtor, as well as any joint and several liability of any Tronox Debtor with respect to any other Tronox Debtor shall be treated as one collective obligation of the Tronox Debtors. Deemed substantive consolidation shall not affect the legal and organizational structure of Reorganized Tronox or its separate corporate existence or that of its subsidiaries and affiliates or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, the Plan, the Exit Credit Documents, any contract, instrument, or other agreement or document pursuant to the Plan, or in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Tronox Debtors, Reorganized Tronox or their Affiliates arising from deemed substantive consolidation under the Plan shall be deemed cured as of the Effective Date.
     Notwithstanding the deemed substantive consolidation provided for herein, nothing shall affect the obligation of each and every Tronox Debtor to pay Quarterly Fees to the Office of the United States Trustee Pursuant to 28 U.S.C. §1930 until such time as a particular case is closed, dismissed or converted.
B. General Settlement of Claims and Equity Interests.
     As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article VI, all Distributions made to Holders of Allowed Claims or Equity Interests in any Class are intended to and shall be final.
C. Environmental and Tort Claims Settlements.
     1. Environmental Claims Settlement Agreement2
     In connection with the Plan, Tronox, the United States and the applicable Government Environmental Entities will enter into the Environmental Claims Settlement Agreement regarding the Environmental Claims, the Owned Sites and the Other Sites. The Environmental Claims Settlement Agreement is included in the Plan Supplement.
     The Environmental Claims Settlement Agreement will govern the operation of the Environmental Response Trusts and the role of the United States and the relevant Government Environmental Entities in approving funding of environmental activities, including response or remedial actions, corrective action, closure, post-closure care and restoration for the duration of the Environmental Response Trusts. Tronox and Reorganized Tronox shall have no responsibility or involvement with respect to the Environmental Response Trusts once they are established and funded in accordance with the Plan, provided that to the extent not completed on or before the Effective Date, Reorganized Tronox will use commercially reasonable efforts to provide the Environmental Response Trusts with access to all files and information related to the Owned Sites and the Other Sites. The Environmental Claims Settlement Agreement shall be submitted for public notice and comment as required under federal environmental law and, where applicable, state environmental law of the state in which the applicable property is located.
     The Environmental Claims Settlement Agreement shall (a) contain covenants not to sue (or, for certain states, to the extent allowable under applicable state and federal law, releases of any Environmental Claims) Tronox, Reorganized Tronox and any successors in interest (including any Claims and actions pursuant to sections 106 and 107 of CERCLA) and (b) provide that Tronox, Reorganized Tronox and any successors in interest shall have

[2]	The terms of the anticipated environmental settlement described herein reflect a summary description only and are qualified in all respects by reference to definitive settlement documentation to be included in the Plan Supplement.

protection from contribution actions or Claims with respect to the Owned Sites and the Other Sites (including pursuant to section 113 of CERCLA).
     The relevant Governmental Environmental Entity and Tronox or Reorganized Tronox, as the case may be, shall file any necessary pleading with the applicable district court seeking to modify applicable consent decrees or related documents, if any, regarding the Owned Sites and the Other Sites, to conform to the Environmental Claims Settlement Agreement and remove any Tronox Debtor as a party to such consent decree after the Effective Date.
     Notwithstanding anything to the contrary herein or in the Confirmation Order, nothing shall release, nullify, or preclude any liability of Reorganized Tronox as the owner or operator of a property of Reorganized Tronox with respect to any properties owned or operated after the Effective Date (other than with respect to Henderson, Nevada as set forth in section 3 below entitled “Lease Relating to Henderson Facility”) and the Confirmation Order shall so provide.
     2. Creation and Funding of Environmental Response Trusts
     On the Effective Date, Tronox will establish the Environmental Response Trusts, to which Tronox will transfer the Owned Sites free and clear of all Liens, Claims and Encumbrances other than any liability to governmental entities expressly provided for in the Environmental Response Trust Agreement and the Environmental Claim Settlement Agreement, which agreements shall be included in the Plan Supplement. The Environmental Response Trusts will be administered by the Environmental Response Trustees. Pursuant to the Environmental Response Trust Agreements, the Environmental Response Trusts shall conduct and fund environmental activities, including response or remedial actions, removal actions, corrective action, closure, post-closure care and restoration of or related to the Owned Sites and certain of the Other Sites. As set forth in the Environmental Response Trust Agreements, any property placed into a Environmental Response Trust may be sold or transferred with the approval of the United States and the Government Environmental Entity or Entities of the state in which the property is located, and the proceeds shall be retained by such Environmental Response Trust to be used as provided in the Environmental Response Trust Agreements (a) for costs of administration, (b) to conduct or fund any remaining environmental activities relating to such property, or (c) to reimburse any entity performing such environmental activities.
     The Environmental Response Trusts will be funded on the Effective Date with (a) a portion (which may be all) of the Funded Environmental Amount as set forth in the Environmental Claims Settlement Agreement; (b) the right to 88% of the Proceeds of the Anadarko Litigation; (c) the Environmental Trust Assets; (d) the Nevada Assets; and (e) the Environmental Insurance Assets.
     In accordance with the Environmental Response Trust Agreements, upon completion of environmental activities and reimbursement of any costs therefor required for an Owned Site and certain of the Other Sites, any funds held for that site by the Environmental Response Trust shall be transferred (a) first, in accordance with instructions provided by the United States and the appropriate state, to the account for any other Owned Sites in that state with remaining environmental activities to be performed related to such sites and a need for additional trust funding; (b) second, in accordance with instructions provided by the United States after consultation with the states, to accounts for Owned Sites in other States with remaining environmental activities to be performed related to the sites and a need for additional trust funding; (c) to certain of the Other Sites; and (d) fourth, to the “Superfund” established under CERCLA.
     Except as otherwise provided in the Plan or the Plan Supplement, on the Effective Date, the Environmental Response Trusts will assume responsibility for, and, to the extent applicable, shall reimburse Reorganized Tronox for (a) the payment of any and all utility services, fees and property or other taxes related to such Owned Site that arise, accrue or relate to any period on or after the Effective Date and (b) the Pro Rata share of any payments owed to Assessment Technologies, Ltd. (“ATL”), pursuant to the Bankruptcy Court’s order [Dkt. No. 490] approving Tronox’s retention of ATL, that relate to Tax Savings (as defined in Exhibit 1 to Dkt. No. 490) related to such Owned Site for any tax period or portion thereof that occurs on or after the Effective Date, provided, however, that any increased tax liability that is assessed during the protest period relating to tax liability related to any tax period or portion thereof that occurs prior to the Effective Date shall remain the responsibility of Tronox. On the Effective

Date, any utility or other deposit held by a utility provider or other entity shall be returned to Tronox, after application of any outstanding balance owed to such utility provider or other entity.
     3. Lease Relating to Henderson Facility
     Reorganized Tronox and the applicable Environmental Response Trust shall have entered into a lease agreement relating to the Henderson Facility, on terms satisfactory to the Required Backstop Parties, the Creditors’ Committee and the relevant government agencies, including the Nevada Parties, the terms of which lease shall specify that Reorganized Tronox is not responsible for costs of any environmental remedial action or restoration associated with the presence or releases of hazardous substances from or at any portion of the Henderson Facility prior to the Effective Date and all areas affected by natural migration of such substances therefrom, except to the extent exacerbated by any act or omission of Reorganized Tronox after the Effective Date. Notwithstanding the rent for which Reorganized Tronox will be responsible under the lease, the rent for the Henderson Facility will be set at up to $10.5 million for the first term, provided that such amount shall then be deducted from the Funded Environmental Amount and allocated and paid on account of the lease on the Effective Date.
     Reorganized Tronox shall exercise commercially reasonable due care at the Henderson Facility with respect to existing contamination and shall comply in all material respects with all applicable local, state and federal laws and regulations. Nothing in the previous sentence shall require Reorganized Tronox to clean up existing contamination in or under the ground except to the extent materially exacerbated by any act or omission of Reorganized Tronox after the Effective Date.
     Reorganized Tronox recognizes that the implementation of response actions at the Henderson Facility may interfere with Reorganized Tronox’s use of the property, and may require commercially reasonable accommodation from Reorganized Tronox. Reorganized Tronox agrees to cooperate fully with the EPA, the Nevada Division of Environmental Protection (the “NDEP”) and other relevant state agencies in the implementation of response actions at the Henderson Facility. The EPA and the NDEP, consistent with their responsibilities under applicable law, will use reasonable efforts to minimize any interference with Reorganized Tronox’s operations by such entry and response at the Henderson Facility.
     The lease shall contain customary provisions relating to indemnity by a tenant with respect to the operation of the tenant at the leased property following the Effective Date. For the avoidance of doubt, Reorganized Tronox shall have liability as an operator of the Henderson Facility, and shall be responsible for related response action, if any, to the extent such liability or responsibility relates to releases of hazardous substances from any portion of the Henderson Facility due to any act or omission of Reorganized Tronox after the Effective Date.
     Notwithstanding anything to the contrary herein or in the Plan, the terms of the lease relating to the Henderson Facility remain subject to final agreement and documentation reasonably acceptable to Tronox, the Creditors’ Committee, the Backstop Parties, the United States and the Nevada Parties.
     4. Creation of Tort Claims Trust
     On the Effective Date, Tronox will establish the Tort Claims Trust. The Tort Claims Trust will be governed by the Tort Claims Trust Agreement, which is included in the Plan Supplement, and administered by the Tort Claims Trustee.
     The Tort Claims Trust shall be funded with the following: (a) the right to 12% of the proceeds of the Anadarko Litigation, in accordance with the Anadarko Litigation Trust Agreement, (b) the Funded Tort Claims Trust Amount and (c) the Tort Claims Insurance Assets. The sole recourse of Holders of Tort Claims shall be the Tort Claims Trust, and such Holders shall have no right at any time to assert Tort Claims against Reorganized Tronox or any of its assets.
     Holders of Allowed Tort Claims will receive on account of such Allowed Tort Claims a Distribution from the Tort Claims Trust in accordance with the Tort Claims Trust Distribution Procedures and the allocations set forth in Article III above.

     Tronox and Reorganized Tronox shall not be required to pay any fee or expense for, or assume any liabilities related to, the operation or administration of the Tort Claims Trust or any other arrangement established with respect to the determination, satisfaction or resolution of any issues related to the Tort Claims (which fees and expenses shall be covered by funds contributed to the Tort Claims Trust).
     5. Creation of the Anadarko Litigation Trust
     On the Effective Date, Tronox will establish the Anadarko Litigation Trust, to which it will contribute its rights to the Anadarko Litigation. The Anadarko Litigation Trust will be governed by the Anadarko Litigation Trust Agreement, which is included in the Plan Supplement.
     The United States and Tronox, in consultation with certain representatives of Holders of Tort Claims and certain other Government Environmental Entities, including the Nevada Parties, shall jointly appoint the Anadarko Litigation Trustee to administer the Anadarko Litigation Trust. The United States shall have the right to approve the Anadarko Litigation Trustee. The Anadarko Litigation Trust will be funded on the Effective Date by a portion of the Funded Environmental Amount, as set forth in the Environmental Claims Settlement Agreement (which, for the avoidance of doubt, may be $0). Representatives of the United States, certain other Governmental Environmental Entities and certain representatives of the holders of Tort Claims will have certain agreed rights concerning the pursuit of the Anadarko Litigation. The Anadarko Litigation Trust Agreement provides that Reorganized Tronox shall have no responsibility, obligation or liability with respect to the Anadarko Litigation, other than to retain or transfer to the Anadarko Litigation Trustee books, records and documents relevant to the Anadarko Litigation and to use commercially reasonable efforts to cooperate with the Anadarko Litigation Trustee, and provides that the Anadarko Litigation Trust will reimburse Reorganized Tronox for its reasonable and documented expenses incurred in cooperating with the Anadarko Litigation Trustee. The Anadarko Litigation Trust Agreement will also provide for Reorganized Tronox to have access to the expert solvency environmental liability report being prepared in connection with the Anadarko Litigation, as well as to the expert drafting such report.
     Fees, costs and expenses incurred in connection with the administration of the Anadarko Litigation Trust and the prosecution of the Anadarko Litigation after the Effective Date, including fees and expenses incurred by professionals retained by the Anadarko Litigation Trustee, shall be borne by the Anadarko Litigation Trust and Reorganized Tronox shall have no responsibility, obligation or liability with respect thereto. Professional fees and expenses may be paid in accordance with the terms of a special fee arrangement with the Anadarko Litigation Trust, which the United States shall have the sole right to approve following consultation and good faith negotiation with certain other Government Environmental Entities and certain representatives of Holders of Tort Claims. Kirkland & Ellis LLP may represent the Anadarko Litigation Trust in the prosecution of the Anadarko Litigation on a special fee arrangement basis. For the avoidance of doubt, the Anadarko Litigation Trust shall not be liable for any fees, costs or expenses incurred in connection with the prosecution of the Anadarko Litigation prior to the Effective Date.
     The Anadarko Litigation Trustee shall (a) pursue the Anadarko Litigation and (b) distribute any recovery as a result thereof in accordance with the Anadarko Litigation Trust Agreement as follows: (i) 88% to the Government Environmental Entities in accordance with the Environmental Claims Settlement Agreement and the Environmental Response Trust Agreements and (ii) 12% to the Holders of Tort Claims by delivery to the Tort Claims Trust. Pursuant to the Anadarko Litigation Trust Agreement, the United States has the right to approve or reject any proposed settlement of the Anadarko Litigation, after consultation with certain other Government Environmental Entities and certain representatives of holders of Tort Claims, all in accordance with the terms of the Anadarko Litigation Trust Agreement.
     Notwithstanding any contrary provision contained herein or in any documents executed in connection herewith (including the Anadarko Litigation Trust Agreement), if the Anadarko Section 502(h) Claim is Allowed,

Anadarko3 will be entitled to discount and/or otherwise reduce any judgment in the Anadarko Litigation by the amount of any Allowed Anadarko Section 502(h) Claim multiplied by the percentage recovery to Allowed Class 3 General Unsecured Claims (which percentage recovery may or may not be computed on a claims base including such Allowed Anadarko Section 502(h) Claim) and Anadarko shall be obligated to pay only the reduced amount of such judgment; provided, however, that the percentage by which any such Allowed Anadarko Section 502(h) Claim may be multiplied shall be determined by the Bankruptcy Court and the parties reserve their rights with respect to the extent of the dilutive effect of the Allowed Anadarko Section 502(h) Claim on Anadarko’s ability to reduce any judgment in the Anadarko Litigation.4 Anadarko has agreed that the foregoing discount or reduction in amount payable with respect to any judgment in the Anadarko Litigation shall be its sole and exclusive remedy on account of any Allowed Anadarko Section 502(h) Claim and that it shall have no recourse against Tronox or Reorganized Tronox on account of such Anadarko 502(h) Claim.
     In addition, the United States, separate from its participation in the Anadarko Litigation Trust, shall continue to enjoy the rights to participate in the Anadarko Litigation provided to it under the Order Approving Revised Stipulation and Order with Respect to Federal Debt Collection Procedures Act, signed August 20, 2009 [Adv. Proc. No. 09-01198, Dkt. No. 52].
D. Exit Debt and Equity Financing.
     1. Exit Financing.
     If all or any portion of the Replacement DIP Facility is converted into all or any portion of the Exit Financing in accordance with the terms of the Replacement DIP Agreement, then on the Effective Date and without further notice to or order or other approval of the Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the boards of directors of the Tronox Debtors) except for the Confirmation Order and as otherwise required by the Replacement DIP Documents: (a) Reorganized Tronox shall assume the Replacement DIP Agreement and the other Replacement DIP Documents, and without limiting the foregoing, Reorganized Tronox shall assume the Replacement DIP Facility Claims on the terms and conditions set forth in the Replacement DIP Documents, which from and after the Effective Date shall constitute Exit Credit Documents; (b) all Replacement DIP Documents, as Exit Financing Credit Documents, shall remain in full force and effect on and after the Effective Date, and all Liens, rights, interests, duties and obligations thereunder shall survive the Effective Date and shall continue to secure all Replacement DIP Facility Claims assumed by Reorganized Tronox and all other obligations under the Exit Credit Documents. Without limiting the generality of the foregoing, all Liens and security interests granted pursuant to the Replacement DIP Documents to the Replacement DIP Agent and/or the lenders under the Replacement DIP Documents and all other Liens and security interests granted pursuant to the Exit Credit Documents shall be (i) valid, binding, perfected and

[3]	For purposes of this plan provision, all references to “Anadarko” shall mean Anadarko Petroleum Corporation and its affiliates and subsidiaries, including the entity now known as Kerr Mc-Gee Corporation, which was formed in May 2001.

[4]	Nothing herein or in any documents executed in connection herewith (including the Anadarko Litigation Trust Agreement) shall prejudice the rights of Tronox, the Anadarko Litigation Trustee or Anadarko, and the parties expressly reserve all rights and defenses with respect to the Anadarko Litigation, the Anadarko Section 502(h) Claim and any and all matters not expressly addressed herein, including, without limitation, Tronox’s or the Litigation Trustee’s ability to seek to subordinate or disallow the Anadarko Section 502(h) Claim. The provisions of this paragraph shall not be deemed to be consent by Anadarko to any treatment for purposes of section 1123(a)(4) of the Bankruptcy Code other than with respect to the source of recovery for any Allowed Anadarko Section 502(h) Claim. Further, notwithstanding any contrary provision herein, in the Disclosure Statement or in any documents executed in connection with the Plan (including the Anadarko Litigation Trust Agreement) relating to Tronox’s and Anadarko’s setoff and recoupment rights, including Art. III.D, Art. VI.I and Art. VIII.E. of the Plan, such provisions shall not apply to the Anadarko Section 502(h) Claim and Anadarko reserves its rights with respect to setoff and recoupment of any of its other claims.

enforceable Liens and security interests in the personal and real property described in such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization or subordination under any applicable law; and (c) Reorganized Tronox shall, and is authorized to, enter into and perform and to execute and deliver an Accession and Novation Agreement (as defined in the Replacement DIP Agreement) and such other agreements, instruments or documents reasonably requested by the Replacement DIP Agent (in form and substance acceptable to the Replacement DIP Agent) to evidence or effectuate the conversion of the Replacement DIP Facility to all or part of the Exit Financing in accordance with the terms of the Replacement DIP Documents. Without limiting the foregoing, Reorganized Tronox shall pay, as and when due, all fees and expenses and other amounts provided under the Exit Credit Documents.
     To the extent Reorganized Tronox obtains Exit Financing in lieu of, or in addition to, the conversion of all or any portion of the Replacement DIP Facility into the Exit Financing, then, on the Effective Date and without further notice to or order or other approval of the Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the boards of directors of the Tronox Debtors), except for the Confirmation Order and as otherwise required by the applicable Exit Credit Documents, Reorganized Tronox shall, and is authorized to, enter into and perform and to execute and deliver one or more Exit Credit Agreements and other Exit Credit Documents with respect to such Exit Financing and shall complete such Exit Financing (on terms and conditions reasonably satisfactory to the Creditors’ Committee and the Required Backstop Parties) to fund the repayment of all Replacement DIP Facility Claims that are not converted into Exit Financing in accordance with the terms of the Replacement DIP Documents, the distributions under the Plan, ongoing business operations and working capital needs. Without limiting the foregoing, Reorganized Tronox shall pay, as and when due, all fees and expenses and other amounts provided under the Exit Credit Documents relating to such Exit Financing.
     Confirmation of the Plan shall be deemed (a) approval of the Exit Financing (and if, applicable, approval of the conversion of the Replacement DIP Facility into all or a portion of the Exit Financing), and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by Reorganized Tronox in connection therewith, including the payment of all fees, indemnities and expenses provided for by the Exit Credit Documents (including, if applicable, all Replacement DIP Documents comprising the Exit Credit Documents), and (b) authorization to enter into and perform under the Exit Credit Documents. The Exit Credit Documents shall constitute legal, valid, binding and authorized obligations of Reorganized Tronox, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Credit Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Credit Documents (w) shall be deemed to be approved, (x) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Credit Documents, (y) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Credit Documents, and (z) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. Reorganized Tronox and the persons and entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, or in the case of Liens and security interests granted pursuant to the Replacement DIP Documents, by virtue of the interim and final orders of the Court approving same, and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by Tronox, Reorganized Tronox or any administrative agent under the Exit Credit Documents that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests, in each case all costs and expenses in connection therewith to be paid by Tronox or Reorganized Tronox.
     On the Effective Date, all Existing Letters of Credit shall be terminated, cash collateralized, replaced or reinstated in accordance with their terms and the terms of the Replacement DIP Agreement and any other applicable Exit Credit Documents.
     Notwithstanding anything to the contrary in this Plan, the Court shall have no jurisdiction over any matters first arising under the Exit Credit Documents after the Effective Date.
     2. The Rights Offering.
     Tronox shall conduct the Rights Offering in accordance with the Rights Offering Procedures attached hereto as Exhibit 1. The Rights Offering consists of an offering of New Common Stock for $185 million in Cash, which shall be open to all Eligible Holders. Eligible Holders will be given “Rights” to purchase shares of New Common Stock on a Pro Rata basis, based on a 17.6% discount to the Plan total enterprise value of Reorganized Tronox of $1,063 million, in exchange for an aggregate of up to 45.5% of the New Common Stock issued on the Effective Date, subject to dilution by shares issued in connection with the Management Equity Plan and exercise of the New Warrants. Eligible Holders will receive separate documentation for the purpose of being able to exercise their Rights.
     The Backstop Parties have agreed to backstop the rights offering for consideration of 8% of the $185 million equity commitment, payable in the form of additional equity to the Backstop Parties (approximately 3.6% of the New Common Stock issued on the Effective Date, subject to dilution by shares issued in connection with the Management Equity Plan and exercise of the New Warrants).
E. Sources of Consideration for Plan Distributions.
     1. Cash Consideration.
     Tronox shall fund Distributions under the Plan in part with Cash on hand, including Cash from operations and the proceeds of the Exit Financing and the Rights Offering. Payments to Holders of Convenience Claims shall be funded by the Backstop Parties through the purchase of the shares of New Common Stock to which the Holders of Convenience Claims would otherwise have been entitled, in lieu of receiving a distribution of New Common Stock.
     Tronox and Reorganized Tronox will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized Tronox to satisfy its obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with Tronox’s historical intercompany account settlement practices and will not violate the terms of the Plan.
     From and after the Effective Date, Reorganized Tronox, subject to any applicable limitations set forth in any post-Effective Date financing arrangement, shall have the right and authority without further order of the Bankruptcy Court to raise additional or replacement capital and obtain additional or replacement financing as the boards of directors of the applicable Reorganized Tronox Debtor deems appropriate.
     2. Equity Interests in Reorganized Tronox Incorporated.
          (a) Issuance of New Common Stock
     The issuance of the New Common Stock by Reorganized Tronox Incorporated, including pursuant to the Rights Offering, and options, restricted stock or other equity awards reserved for the Management Equity Plan, is authorized without the need for any further corporate action or without any further action by the Holders of Claims.

On the Effective Date, 6,819,857 shares of New Common Stock shall be issued pursuant to the Rights Offering Procedures and 7,634,554 shares of New Common Stock shall be issued to the GUC Pool for Distribution as described in Article III.B.3 above.
     All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. Each Distribution and issuance referred to in Article VI shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.
     Tronox will use commercially reasonable efforts to list the shares of New Common Stock on the New York Stock Exchange or the NASDAQ Stock Market as soon as reasonably practical after the Effective Date. It is anticipated that if and when listed on the New York Stock Exchange or the NASDAQ Stock Market, the shares of New Common Stock will be freely tradable by the holders thereof.
          (b) Issuance of New Warrants
     On the Effective Date, Reorganized Tronox Incorporated will issue the New Warrants Pro Rata to Holders of Equity Interests in Tronox Incorporated. The form of agreement governing the New Warrants will be included in the Plan Supplement.
          (d) Registration Rights Agreement
     The Backstop Parties shall be entitled to registration rights pursuant to the Registration Rights Agreement, which shall be in substantially the form attached as Exhibit F to the Equity Commitment Agreement, which form of agreement will also be filed with the Bankruptcy Court as part of the Plan Supplement. On the Effective Date, Reorganized Tronox and the Backstop Parties will execute the final form of Registration Rights Agreement (which shall be reasonably acceptable to Tronox, the Required Backstop Parties and the Creditors’ Committee).
F. Exemption from Registration.
     The issuance of the New Common Stock (including pursuant to the Rights Offering) and the New Warrants distributed pursuant to the Plan to Holders of Claims or Equity Interests shall be exempt from registration under the Securities Act under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any person, unless required by provision of applicable law, regulation, order or rule.
     Any securities issued to the Backstop Parties as consideration for their commitment to backstop the Rights Offering will be issued without registration in reliance upon the exemption set forth in Section 4(2) of the Securities Act and will be “restricted securities.”
G. Cancellation of Existing Agreements, Unsecured Notes and Equity Interests.
     On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Tronox Debtors under the Indenture, and any other Certificate, Equity Security, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Tronox Debtors or giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Tronox Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Tronox Debtors and their affiliates, and Reorganized Tronox shall not have any continuing obligations thereunder, except that, to the extent all or any portion of the Replacement DIP Facility is converted into all or any portion of the Exit Financing in accordance with the terms of the Replacement DIP Documents, the converted Replacement DIP Facility Claims, and the guarantees of and the Liens securing such Replacement DIP Facility Claims shall not be cancelled, released or discharged, and such guarantees and Liens shall continue to guarantee or secure, as the case may be, such Replacement DIP Facility Claims in accordance with the terms of the applicable

Exit Credit Documents; and (2) the obligations of the Tronox Debtors and their affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Tronox Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Tronox Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged, except that, to the extent all or any portion of the Replacement DIP Facility is converted into all or any portion of the Exit Financing in accordance with the terms of the Replacement DIP Documents, the converted Replacement DIP Facility Claims, and the guarantees of and the Liens securing such Replacement DIP Facility Claims shall not be cancelled, released or discharged, and such guarantees and Liens shall continue to guarantee or secure, as the case may be, such Replacement DIP Facility Claims in accordance with the terms of the applicable Exit Credit Documents; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim, including the Indenture, shall continue in effect solely for purposes of allowing Holders to receive Distributions under the Plan; and, to the extent that the Indenture Trustee Fee Claim is not paid in full by Reorganized Tronox, of allowing the Indenture Trustee to exercise its Indenture Charging Lien, provided, further, however, that the preceding provision shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to Reorganized Tronox; provided, further, however, that the foregoing shall not effect the cancellation of shares issued pursuant to the Plan nor any other shares held by one Tronox Debtor in the capital of another Tronox Debtor; and provided, further, however, that to the extent provided in the Exit Credit Agreement, the guarantees of and Liens securing obligations under the Replacement DIP Agreement shall not be cancelled and shall guarantee or secure obligations under the Exit Credit Agreement, as applicable, and only such obligations.
H. Restructuring Transactions.
     On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Tronox intends to simplify and rationalize its corporate structure by eliminating certain entities that are deemed no longer essential to Reorganized Tronox and may take all actions as may be necessary or appropriate to effect such transactions, including any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. To the extent deemed helpful or appropriate to Reorganized Tronox, the elimination of certain of these entities may be effected pursuant to Sections 368 and 381 of the Internal Revenue Code of 1986, as amended (the “IRC”), to preserve for Reorganized Tronox the tax attributes of such entities. Prior to the Effective Date, Tronox will consult with the Creditors’ Committee with respect to the restructuring transactions.
I. Corporate Existence.
     Subject to any restructuring transactions permitted under this Article IV or as otherwise expressly provided herein or in the Plan Supplement, each of the Tronox Debtors, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to applicable law in the jurisdiction in which each applicable Tronox Debtor is incorporated or formed.
     Notwithstanding anything to the contrary herein, none of the entities comprising Reorganized Tronox (i) shall be deemed to be a legal successor, alter ego or continuation of, or have merged with, Tronox, Kerr-McGee Corporation, Anadarko Petroleum Corporation or any of their respective affiliates, subsidiaries and predecessors, and (ii) shall have any liability whatsoever based on any theory of successor or vicarious liability of any kind or character, or based upon any theory or legal principle under or relating to antitrust, environmental, tort, successor or transferee liability law.
J. Vesting of the Retained Assets in Reorganized Tronox.
     Except as otherwise provided herein or in any agreement, instrument or other document relating thereto, on or after the Effective Date, the Retained Assets and all Causes of Action (excluding the Anadarko Litigation and any claim or cause of action of Tronox related thereto) shall vest in Reorganized Tronox, free and clear of all liens, Claims, charges, or other encumbrances or interests (except for Liens securing the Exit Financing, including the Liens securing any portion of the Replacement DIP Facility that is converted into the Exit Financing in accordance with the terms of the Replacement DIP Documents). On and after the Effective Date, except as otherwise provided in the Plan, Reorganized Tronox may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
K. Organizational Documents.
     The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the Tronox Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code, in a form reasonably acceptable to the Creditors’ Committee and the Required Backstop Parties.
     On or as soon as reasonably practicable after the Effective Date, any of the Tronox Debtors that is Reorganized shall file new certificates of incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Tronox Debtor is or is to be incorporated, which, as required by section 1123(a)(6) of the Bankruptcy Code, shall prohibit the issuance of non-voting securities. The Certificate of Incorporation of Reorganized Tronox Incorporated shall include appropriate super-majority provisions with respect to certain material actions (subject to customary carve-outs and limitations), such as issuance and redemption of equity securities and options, amendments to the charter documents, changes to the number of directors, sales or transfers of all or substantially all assets of Reorganized Tronox, recapitalizations and reorganizations, and affiliate transactions. Such super-majority provisions shall cease to be effective on the date Reorganized Tronox Incorporated becomes a public reporting company. After the Effective Date, each such Tronox Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter and other constituent documents as permitted by the relevant state corporate law.
     To protect Reorganized Tronox’s ability to continue to utilize its NOLs (and any built-in losses) in the future, Reorganized Tronox Incorporated intends to include in its Certificate of Incorporation certain provisions designed to permit the New Board to adopt trading restrictions with respect to the New Common Stock. The terms of such restrictions would generally provide that the New Board could adopt such restrictions in the future only if events had occurred that placed the Reorganized Tronox’s ability to utilize its NOLs at risk because of a possible ownership change with respect to such stock. The terms of the provisions to be included in the Certificate of Incorporation remain subject to negotiation with the Creditors’ Committee and the Required Backstop Parties, as well as court approval.
     As of the Effective Date, each Tronox Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors, officers, employees or agents who were directors, officers, employees or agents of such Tronox Debtor as of July 7, 2010, at least to the same extent as the bylaws of each of the respective Tronox Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of Reorganized Tronox shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of Reorganized Tronox’s obligations or such directors’, officers’, employees’ or agents’ rights; provided, however, that for the avoidance of doubt, nothing in the Plan, the Plan Supplement or any document related thereto shall in any way indemnify or release any individuals who were former directors or officers of the Tronox Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation.
L. Directors and Officers of Reorganized Tronox.
     On and after the Effective Date (a) the existing officers of Tronox shall remain in place in their current capacities as officers of Reorganized Tronox, subject to the ordinary rights and powers of the board of directors to remove or replace them in accordance with Tronox’s organizational documents and the terms of the New Management Agreements, and (b) the term of the current members of the board of directors of Tronox Incorporated shall expire. The New Board shall consist of seven (7) directors and shall include (a) the Chief Executive Officer of Reorganized Tronox Incorporated and (b) six other directors who each shall be an “independent director” within the meaning of the rules of the New York Stock Exchange. The members of the New Board shall be selected by the Backstop Parties in consultation with Tronox and the Creditors’ Committee, and subject to background checks reasonably satisfactory to Tronox and the Creditors’ Committee; provided that the Creditors’ Committee shall have unconditional veto rights with respect to the selection of two of the directors.
     To the extent known, the identity of the members of the New Board of Reorganized Tronox Incorporated and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code will be identified in the Plan Supplement but, in any event, shall be disclosed at or before the Confirmation Hearing.
M. Effectuating Documents; Further Transactions.
     On and after the Effective Date, Reorganized Tronox, and any officers, members or directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of Reorganized Tronox, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.
N. Section 1146 Exemption from Certain Transfer Taxes and Recording Fees.
     Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers (whether from Tronox to Reorganized Tronox or to any other Person) pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in Tronox or Reorganized Tronox; (ii) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment or recording of any lease or sublease; (iv) the grant of collateral as security for any or all of the Exit Financing; or (v) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.
O. Preservation of Causes of Action.
     In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof and the terms of the Environmental Claims Settlement Agreement, Reorganized Tronox shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the

Petition Date, including any actions specifically enumerated in the Plan Supplement (but excluding the Anadarko Litigation, which will be transferred to the Anadarko Litigation Trust), and Reorganized Tronox’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. Reorganized Tronox may pursue such Causes of Action, as appropriate, in accordance with the best interests of Reorganized Tronox. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that Reorganized Tronox will not pursue any and all available Causes of Action against them. Reorganized Tronox expressly reserves all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, Reorganized Tronox expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.
     Reorganized Tronox reserves and shall retain the Causes of Action (except for the Anadarko Litigation) notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Tronox Debtor may hold against any Entity shall vest in Reorganized Tronox. Reorganized Tronox, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. Reorganized Tronox shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, EMPLOYEE BENEFITS AND
INSURANCE POLICIES
A. Assumption and Rejection of Executory Contracts and Unexpired Leases.
     On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court will be deemed rejected, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that (1) are identified on the Assumed Executory Contract and Unexpired Lease List to be assumed pursuant to this Plan or (2) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections and the assumption, to the extent not previously assumed, of the Executory Contracts or Unexpired Leases listed on the Assumed Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party on or prior to the Effective Date, shall vest in and be fully enforceable by Reorganized Tronox in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.
     All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against Tronox, Reorganized Tronox or the property of any of them, without the need for any objection by Reorganized Tronox or further notice to, or action, order or approval of the Bankruptcy Court. All Allowed

Claims arising from the rejection of Tronox’s Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.3 of the Plan.
C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
     Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of Reorganized Tronox or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least 14 days prior to the Voting Deadline, to the extent not previously filed with the Bankruptcy Court and served on affected counterparties, Tronox shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable contract and lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related cure amount must be filed, served and actually received by Tronox prior to the Confirmation Hearing (or such other date as may be provided in the applicable assumption notice). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.
     Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged without further notice to or action, order or approval of the Bankruptcy Court.
D. Modifications, Amendments, Supplements, Restatements or Other Agreements.
     Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or rejected shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
     Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by Tronox during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.
E. Reservation of Rights.
     Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by Tronox that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that Reorganized Tronox has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, Tronox or Reorganized Tronox, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F. Nonoccurrence of Effective Date.
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
G. Contracts and Leases Entered into after the Petition Date.
     Contracts and leases entered into after the Petition Date by any Tronox Debtor, including any Executory Contracts and Unexpired Leases assumed by such Tronox Debtor, will be performed by the Tronox Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
H. Assumption of Indemnification Provisions
     Tronox shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date; provided, however, that nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release or provide indemnification for any claim against or liability of the following parties, who are not Indemnified Parties: Lehman Brothers Holdings, Inc., Ernst & Young LLP, Kerr-McGee Corporation and Anadarko Petroleum Corporation and their officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals), whether such claims or liabilities be direct or indirect, fixed or contingent, including the claims asserted in the Anadarko Litigation; provided further, however, that for the avoidance of doubt, nothing in the Plan, the Plan Supplement or any document related thereto shall in any way release or indemnify any individuals who were former directors or officers of the Tronox Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation.
I. Employee and Retiree Benefits
     1. Continuation of Retiree Benefits and Pension Plan
     Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with the terms of the Plan, the underlying employee benefit plan documents (as may be amended or terminated at the discretion of Reorganized Tronox) and applicable law.
     Pursuant to the Plan, Tronox shall assume the Pension Plan. The Pension Plan shall be continued in accordance with its terms, and Reorganized Tronox shall satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083, be liable for the payment of PBGC premiums in accordance with Title IV of ERISA, subject to any and all applicable rights and defenses of the Tronox Debtors, and administer the Pension Plan in accordance with the provisions of ERISA and the Internal Revenue Code. Notwithstanding any provision of the Plan or the Confirmation Order to the contrary, the Pension Plan shall be continued and administered in accordance with ERISA and the Internal Revenue Code.
     Pursuant to the Plan, Tronox shall continue to provide employees with a defined contribution (401(k)) Savings Investment Plan (“SIP”) into which employees’ contributions and matching company contributions are paid. Tronox matches 75% of the first 6% of an employee’s contributed compensation (as defined in the SIP). As part of its ongoing efforts to reduce costs, Tronox suspended its SIP matching contribution effective July 1, 2008. Following Bankruptcy Court approval (and subsequent consent of the Creditors’ Committee), Tronox reinstated the company match effective April 1, 2010. It is Tronox’s intention to provide the current match and augment it with an additional contribution of approximately 4.5% to make up for the difference in the loss of a defined benefit (pension) plan for employee retirement.

     Notwithstanding the foregoing, Tronox will terminate the Tronox Incorporated Defined Benefit Restoration Plan and associated trust prior to the Effective Date. The Tronox Incorporated Defined Contribution Savings Restoration Plan will continue in effect.
     Reorganized Tronox reserves the right to amend or terminate any of its employee benefit plans at any time and for any reason.
     2. Workers’ Compensation Programs
     As of the Effective Date, except as set forth herein or in the Plan Supplement, Tronox and Reorganized Tronox shall continue to honor their obligations under: (i) all applicable federal and state workers’ compensation laws; and (ii) Tronox’s written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs and plans for workers’ compensation and workers’ compensation insurance.
     All Proofs of Claims on account of workers’ compensation claims shall be deemed withdrawn automatically and without any further notice to or action, order or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter Tronox’s or Reorganized Tronox’s defenses, Causes of Action or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans; provided, further, that nothing herein shall be deemed to impose any obligations on Tronox in addition to what is provided for under applicable state law.
     3. Management 2010 Bonus Plan
     Subject only to the occurrence of the Effective Date, the Management 2010 Bonus Plan, in the form to be included in the Plan Supplement, shall become effective without any further action by Reorganized Tronox.
     4. Management Equity Plan
     On the Effective Date, Reorganized Tronox shall adopt the Management Equity Plan. The terms of the Management Equity Plan shall be reasonably acceptable to the Creditors’ Committee and the Required Backstop Parties and shall be set forth in the Plan Supplement.
     5. New Management Agreements
     On the Effective Date, Reorganized Tronox shall enter into the New Management Agreements with those persons to be identified in the Plan Supplement substantially in the form to be included in the Plan Supplement, which agreements shall be deemed authorized without any further approval of the New Board or Reorganized Tronox and automatically shall become effective on the Effective Date.
     6. Employee Benefits Generally
     Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may honor, in the ordinary course of business, any prepetition contracts, agreements, policies, programs and plans for, among other things, compensation (other than prepetition equity based compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation benefits, savings plans, severance benefits, retirement benefits, welfare benefits, pension benefits, life insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Tronox Debtors who served in such capacity at any time; provided, however, that Tronox’s or Reorganized Tronox’s performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any contract, agreement, policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such contract, agreement, policy, program or plan. Nothing herein shall limit, diminish or otherwise alter Reorganized Tronox’s defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans, including Reorganized Tronox’s rights to modify unvested benefits pursuant to their terms.

     Notwithstanding anything to the contrary herein, Tronox shall not assume any employment agreements for employees or officers of the Tronox Debtors employed in the United States.
J. Insurance Policies.
     1. Insurance Policies Generally
     Tronox does not believe that the Insurance Policies constitute Executory Contracts. To the extent the Insurance Policies are considered to be Executory Contracts, then, notwithstanding anything to the contrary herein, on the Effective Date, Tronox shall be deemed to have assumed the Insurance Policies (including the D&O Liability Policies) and any agreements, documents and instruments relating thereto pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that (1) the Tort Claims Insurance Assets shall be assigned to the Tort Claims Trust and the Tort Claims Trust shall be substituted for the applicable Tronox Debtor as the insured thereunder with respect to all benefits and obligations related thereto and (2) the Environmental Insurance Assets shall be assigned to the Environmental Response Trusts and the Environmental Response Trusts shall assume any liabilities thereunder. For the avoidance of doubt, any payments made by Chartis under any of the Chartis Policies on account of reimbursement claims made by Tronox for expenditures incurred before the Effective Date shall be excluded from the Environmental Insurance Assets and shall remain property of Reorganized Tronox.
     Nothing contained herein, in the Disclosure Statement, the Plan Supplement, the Confirmation Order or otherwise shall in any way operate to, or have the effect of, altering or impairing in any respect the legal, equitable or contractual rights and defenses of the insureds or insurers under any policy of insurance and related agreements. The rights and obligations of the parties and others under any policy of insurance and related agreements shall be determined under such policies and related agreements, including the terms, conditions, limitations, exclusions and endorsements thereof, which shall remain in full force and effect, and under any applicable non-bankruptcy law.
     Nothing contained in this section shall constitute or be deemed a waiver of any Cause of Action that Tronox may hold against any Entity, including the insurer, under any of Tronox’s insurance policies.
     On the Effective Date, any and all unliquidated or contingent Claims arising from or related to an Insurance Policy that is assumed by Tronox in connection with the Plan shall be deemed expunged.
     2. Director and Officer Insurance Policies
     Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by Tronox under the Plan as to which no Proof of Claim need be filed.
     In addition, on or before the Effective Date, Reorganized Tronox shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current (as of July 7, 2010) directors, officers and managers for a period of five years, and placed with such insurers, the terms of which shall be set forth in the Plan Supplement. After the Effective Date, Reorganized Tronox shall not terminate or otherwise reduce the coverage under any D&O Liability Policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of Tronox who served in such capacity as of the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date; provided, however, that for the avoidance of doubt, nothing in the Plan, the Plan Supplement or any document related thereto shall in any way be construed to benefit, indemnify or release any individuals who were former directors or officers of the Tronox Debtors or their subsidiaries and also were or currently are directors or officers of Kerr-McGee Corporation and/or Anadarko Petroleum Corporation.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Timing and Calculation of Amounts to Be Distributed.
     Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Equity Interest is not Allowed on the Effective Date, on the date that such Claim or Equity Interest becomes Allowed, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Equity Interest against Tronox, or the Tort Claims Trust, as the case may be, shall receive the full amount of the Distributions that the Plan provides for Allowed Claims and Equity Interests in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Equity Interests, Distributions on account of any such Disputed Claims or Equity Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. In the event there are Disputed Claims or Equity Interests requiring adjudication and resolution after the Effective Date, Reorganized Tronox shall establish appropriate reserves for potential Distributions on account of such Disputed Claims or Equity Interests in the event that such Disputed Claims or Equity Interests become Allowed.
     Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the Distributions provided for in the Plan, regardless of whether such Distributions are delivered on or at any time after the Effective Date.
B. Disbursing Agent.
     All Distributions under the Plan shall be made by the Disbursing Agent on or as soon as is practicable after the Effective Date. Tronox shall not be required to give any bond or surety or other security for the performance of its duties as Disbursing Agent unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Tronox.
C. Rights and Powers of Disbursing Agent.
     1. Powers of the Disbursing Agent.
     The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
     2. Expenses Incurred On or After the Effective Date.
     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized Tronox.
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions.
     1. Delivery of Distributions in General.
     Except as otherwise provided herein, Reorganized Tronox shall make Distributions to Holders of Allowed Claims or Equity Interests on the Distribution Record Date at the address for each such Holder as indicated Tronox’s records as of the date of any such Distribution; provided, however, that the manner of such Distributions shall be determined at the discretion of Reorganized Tronox; provided further, however, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim filed by that Holder.
     2. Delivery of Distributions to Holders of Unsecured Notes Claims.
     The Indenture Trustee shall be deemed to be the Holder of the Unsecured Notes Claim for purposes of Distributions to be made hereunder, and all Distributions on account of such Unsecured Notes Claim shall be made to or on behalf of the Indenture Trustee. The Indenture Trustee shall hold or direct such Distributions for the benefit of the Holders of the Unsecured Notes, as applicable. As soon as practicable following compliance with the requirements set forth in Article XII of the Plan, the Indenture Trustee shall (a) arrange to deliver such Distributions to or on behalf of such Holders of Unsecured Notes, (b) exercise its Indenture Charging Lien against any such Distributions to the extent the Indenture Trustee Fee claim is not paid in full by Tronox as provided in and subject to the limitations of Article XII, and (c) seek and receive compensation and reimbursement from Tronox for any fees and expenses incurred in making such Distributions as provided herein.
     3. Delivery of Distributions to Holders of Tort Claims.
     Distributions to Holders of Tort Claims shall be made from the Tort Claims Trust pursuant to the Tort Claims Trust Distribution Procedures. The amount of each Tort Claim shall be fixed pursuant to the Tort Claims Trust Distribution Procedures. The Distribution Record Date shall not apply to Holders of Tort Claims.
     4. Minimum Distributions.
     No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any Distribution pursuant to the Plan on account of an Allowed Claim or Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual Distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims or Equity Interests shall be adjusted as necessary to account for the foregoing rounding.
     5. Undeliverable Distributions and Unclaimed Property.
     In the event that any Distribution to any Holder is returned as undeliverable, no Distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such Distribution shall be made to such Holder without interest; provided, however, that such Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to Reorganized Tronox automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Equity Interest in property shall be discharged and forever barred.
E. Manner of Payment.
     1. All Distributions of New Common Stock to the Holders of Claims or Equity Interests under the Plan shall be made by the Disbursing Agent on behalf of Reorganized Tronox.
     2. All Distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Tronox Debtor.
     3. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F. Compliance with Tax Requirements.
     In connection with the Plan, to the extent applicable, Reorganized Tronox shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, Reorganized Tronox and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions or establishing any other mechanisms they believe are reasonable and appropriate. Reorganized Tronox reserves the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.
G. Allocations.
     Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
H. No Postpetition Interest on Claims.
     Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against Tronox, and no Holder of a Claim against Tronox shall be entitled to interest accruing on or after the Petition Date on any such Claim.
I. Setoffs and Recoupment.
     Tronox may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that Tronox may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Tronox or Reorganized Tronox of any such Claim it may have against the Holder of such Claim.
J. Claims Paid or Payable by Third Parties.
     1. Claims Paid by Third Parties.
     Tronox or Reorganized Tronox, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without an objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Tronox Debtor or Reorganized Tronox. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a Distribution on account of such Claim and receives payment from a party that is not a Tronox Debtor or Reorganized Tronox on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the Distribution to Reorganized Tronox, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Distribution under the Plan. The failure of such Holder to timely repay or return such Distribution shall result in the Holder owing Reorganized Tronox annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.
     2. Claims Payable by Third Parties.
     Except as to insurance policies and the proceeds thereof assigned to the Environmental Response Trusts or the Tort Claims Trust, which policies shall be assigned and proceeds shall be paid as set forth herein, no Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of Tronox’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of Tronox’s insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.
     3. Applicability of Insurance Policies.
     Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims shall be made in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that Tronox or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS
A. Allowance of Claims.
     After the Effective Date, Reorganized Tronox shall have and retain any and all rights and defenses Tronox had with respect to any Claim or Interest immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.
B. Disputed Reserve.
     On the Effective Date (or as soon thereafter as is reasonably practicable), Reorganized Tronox shall deposit in the Disputed Reserve the amount of Cash, New Common Stock and/or New Warrants that would have been distributed to the Holders of all Disputed Claims or Equity Interests as if such Disputed Claims or Equity Interests had been Allowed on the Effective Date, with the amount of such Allowed Claims or Equity Interests to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim filed with the Bankruptcy Court, or (if no proof of such Claim was filed) listed by Tronox in the Schedules, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or (c) the amount otherwise agreed to by Tronox, the Creditors’ Committee and the Holder of such Disputed Claim or Equity Interest for reserve purposes.
C. Claims Administration Responsibilities.
     Except as otherwise specifically provided in the Plan, after the Effective Date, Reorganized Tronox shall have the sole authority: (1) to File, withdraw or litigate to judgment any objections to Claims or Equity Interests; (2) to settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.
D. Estimation of Claim and Equity Interests.
     Before or after the Effective Date, Tronox or Reorganized Tronox, as applicable, may (but is not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Equity Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Equity Interest, including during the litigation of any objection to any Claim or Equity Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Equity Interest that has been expunged from the

Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Equity Interest, that estimated amount shall constitute a maximum limitation on such Claim or Equity Interest for all purposes under the Plan (including for purposes of Distributions), and Reorganized Tronox may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim or Equity Interest.
E. Adjustment to Claims without Objection.
     Any Claim or Equity Interest that has been paid or satisfied, or any Claim or Equity Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by Reorganized Tronox without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.
F. Time to File Objections to Claims.
     Any objections to Claims shall be filed on or before the Claims Objection Bar Date.
G. Disallowance of Claims or Equity Interests.
     Any Claims held by Entities from which property is recoverable under section 542, 543, 550 or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to Tronox by that Entity have been turned over or paid to Reorganized Tronox (or if such sums due are proceeds from the Anadarko Litigation, then to the Anadarko Litigation Trust). All Claims filed on account of an indemnification obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court. All Claims filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent Reorganized Tronox elects to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.
     EXCEPT AS PROVIDED HEREIN, IN AN ORDER OF THE BANKRUPTCY COURT OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS AT OR PRIOR TO THE CONFIRMATION HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.
H. Amendments to Claims.
     On or after the Effective Date, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or Reorganized Tronox, and any such new or amended Claim filed without such prior authorization shall be deemed disallowed in full and expunged without any further action.
I. No Distributions Pending Allowance.
     If an objection to a Claim or portion thereof is filed as set forth in Article VII, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

J. Distributions after Allowance.
     To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the Distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.
ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS
A. Discharge of Claims and Termination of Equity Interests.
     Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, in the Exit Credit Documents or in any contract, instrument or other agreement or document created pursuant to the Plan, the Distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by Reorganized Tronox), Equity Interests and causes of action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Equity Interests in, the Tronox Debtors, Reorganized Tronox or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and causes of action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of Tronox prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Equity Interest based upon such debt, right or Equity Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by Tronox or its Affiliates with respect to any Claim or Equity Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.
     Notwithstanding anything to the contrary in the Plan, all Replacement DIP Facility Claims that are converted into the Exit Financing in accordance with the terms of the Replacement DIP Documents shall be governed exclusively by the applicable Exit Credit Documents, and shall not be discharged, released or otherwise terminated pursuant to the Plan, section 1141(d) of the Bankruptcy Code or otherwise.
B. Release of Liens.
     Except as otherwise provided in the Plan, in the Exit Credit Documents or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to Reorganized Tronox and its successors and assigns.
C. Releases by Tronox.
     Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of Tronox and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by Tronox, Reorganized Tronox and the Estates from any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of the Tronox Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that Tronox, Reorganized Tronox, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, Tronox, the Chapter 11 Cases, Tronox’s restructuring, the purchase, sale or rescission of the purchase or sale of any Security of Tronox or Reorganized Tronox, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between Tronox and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement, the Replacement DIP Documents, the Exit Credit Documents or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, gross negligence, breach of fiduciary duty or a criminal act to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, breach of fiduciary duty or a criminal act.
     The foregoing release shall not apply to any express contractual or financial obligations or any right or obligations arising under or that is part of the Plan or any agreements entered into pursuant to, in connection with or contemplated by the Plan.
D. Releases by Holders of Claims and Equity Interests.
     As of the Effective Date, to the fullest extent permitted by applicable law, each Holder of a Claim or an Equity Interest (including, for the avoidance of doubt, all shareholders of Tronox Incorporated) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged Tronox, Reorganized Tronox and the Released Parties from any and all Claims, Equity Interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Tronox, Tronox’s restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of Tronox or Reorganized Tronox, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between Tronox and any Released Party, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Replacement DIP Documents, the Exit Credit Documents or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, gross negligence, breach of fiduciary duty or a criminal act to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, breach of fiduciary duty or a criminal act.
     Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. No Person shall be discharged, released or relieved from any liability with respect to the Pension Plan as a result of the Chapter 11 Cases or the Plan, nor shall the PBGC, the Pension Plan or any other Person be enjoined or precluded from enforcing any liability with respect to the Pension Plan as a result of the Chapter 11 Cases, the Plan’s provisions or the Plan’s Confirmation. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release the personal liability of any of the aforementioned Released

Parties in this Article VIII for any statutory violation of applicable tax laws or bar any right of action asserted by a governmental taxing authority against the aforementioned Released Parties for any statutory violation of applicable tax laws.
E. Injunction.
     Except as otherwise expressly provided in the Plan or the Exit Credit Documents or for obligations issued pursuant to the Plan, all Entities who have held, hold or may hold Claims or Equity Interests that have been released pursuant to Article VIII.C or Article VIII.D, discharged pursuant to Article VIII.A or exculpated pursuant to Article VIII.F, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, Tronox, Reorganized Tronox or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of, in connection with or with respect to any such Claims or Equity Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against Tronox, Reorganized Tronox or the Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against Tronox, Reorganized Tronox or the Released Parties or the property or estates of Tronox, Reorganized Tronox or the Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from Tronox, Reorganized Tronox or the Released Parties or against the property or Estates of Tronox, Reorganized Tronox or the Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Equity Interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of, in connection with or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan.
F. Exculpation.
     Upon and effective as of the Effective Date, Tronox and its directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants and other professional advisors and agents together with the Exculpated Parties will all be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code.
     Except with respect to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, the Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, including the operation of Tronox’s businesses during the pendency of the Chapter 11 Cases; formulating, negotiating, preparing, disseminating, implementing and/or effecting the Plan Support Agreement, the Equity Commitment Agreement, the Original DIP Facility, the Replacement DIP Documents, the Exit Credit Documents, the Rights Offering, the Rights Offering Procedures, the Disclosure Statement and the Plan (including the Plan Supplement and any related contract, instrument, release or other agreement or document created or entered into in connection therewith); the solicitation of votes for the Plan and the pursuit of Confirmation and Consummation of the Plan; the administration of the Plan and/or the property to be distributed under the Plan; the offer and issuance of any securities under the Plan; and any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of Tronox. In all respects, each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its respective duties under, pursuant to or in connection with the Plan.
     Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall (1) exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of confidential information that causes damages or ultra vires act as determined by a Final Order or (2) limit the liability of the professionals of the Exculpated Parties to their respective clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).
G. Liabilities to, and Right of, Governmental Units and Nevada Parties
     Notwithstanding anything to the contrary in the Plan or this Article VIII, except insofar as any release or discharge is expressly provided in the Environmental Claims Settlement Agreement, the Plan does not release or discharge (i) any criminal liability, (ii) any liability to any Governmental Unit that is not a claim within the meaning of section 101(5) of the Bankruptcy Code, (iii) any claim of any Governmental Unit or the Nevada Parties that arises after the Effective Date, (iv) any liability of a non-debtor to any Governmental Unit or the Nevada Parties, or (v) any liabilities to which Reorganized Tronox may be subject under applicable laws to a Governmental Unit or the Nevada Parties as the owner or operator of the Retained Assets after the Effective Date.
H. Rights of Internal Revenue Service.
     Notwithstanding any provision to the contrary in the Plan, the Confirmation Order or the implementing Plan documents: (1) the rights of the Internal Revenue Service to setoff and recoupment shall be preserved; and (2) nothing in Article VIII.D shall constitute a release of the Internal Revenue Service’s claims, if any, against the Released Parties and nothing shall affect the ability of the Internal Revenue Service to pursue, to the extent allowed by non-bankruptcy law, any non-debtors for any liabilities that may be related to any federal tax liabilities owed by Tronox or Reorganized Tronox.
ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
A. Conditions Precedent to Confirmation.
     It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:
     1. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to Tronox, the Replacement DIP Agent, the Creditors’ Committee, the Required Backstop Parties and the United States (upon consultation with the Nevada Parties);
     2. The Confirmation Order shall, among other things:
(a)	authorize Tronox and Reorganized Tronox to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize Reorganized Tronox to (a) issue the New Common Stock and the New Warrants, as applicable, pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration as applicable and (b) enter into the agreements contained in the Plan Supplement;

(d)	decree that the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

(e)	authorize the implementation of the Plan in accordance with its terms; and

(f)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of or in connection with the plan of reorganization, including any deeds, bills of sale or assignments executed in connection with any disposition or transfer of assets contemplated by the plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax (including any mortgages or security interest filing to be recorded or filed in connection with the Exit Financing).
     3. The Plan, the Environmental Claims Settlement Agreement, the Environmental Response Trust Agreements and the Anadarko Litigation Trust Agreement shall be in form and substance reasonably acceptable to Tronox, the Replacement DIP Agent, the United States, the Nevada Parties, the Required Backstop Parties and the Creditors’ Committee.
B. Conditions Precedent to the Effective Date.
     It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:
     1. The Confirmation Order shall (a) have been entered in a form and substance reasonably satisfactory to Tronox, the Replacement DIP Agent, the Creditors’ Committee, the Required Backstop Parties and the United States (in consultation with the Nevada Parties) and (b) shall have become a Final Order;
     2. The final version of the Plan Supplement and all of the schedules, documents and exhibits contained therein shall have been filed in form and substance reasonably acceptable to Tronox, the Replacement DIP Agent, the Creditors’ Committee, the Required Backstop Parties and the United States (in consultation with the Nevada Parties);
     3. All actions, documents, certificates and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws; provided, however, that each document, instrument and agreement must be reasonably acceptable to Tronox, the Backstop Parties and the Creditors’ Committee;
     4. (a) On the Effective Date, immediately prior to giving effect to the transactions contemplated hereby (including the payment in full of all Allowed Administrative Claims and Allowed Priority Claims), Tronox shall have Available Cash equal to or greater than the amounts set forth on Schedule 8(b)(viii) to the Equity Commitment Agreement as the “Cash Balance,” as applicable to the Effective Date, or such other lower amount as shall be agreed to by the Required Backstop Parties. To the extent the Effective Date occurs after December 31, 2010, Tronox shall provide an updated schedule setting forth the projected Cash Balance reasonably acceptable to the Required Backstop Parties; (b) on the Effective Date, the amount of capital expenditures made by Tronox for the Kwinana Investment (as defined in the Credit Agreement) shall not exceed amounts set forth on Schedule 8(b)(viii) to the Equity Commitment Agreement; (c) Financing Fees, Allowed Administrative Claims, Priority Claims and Cure Claims paid on the Effective Date shall not exceed $32,500,000; it being agreed that Financing Fees shall include fees payable to potential lenders in conjunction with the Exit Financing.; and (d) Settlement Escrow Account and Cash Collateralized Letters of Credit (each as defined in the Replacement DIP Agreement) released prior to or on the Effective Date shall in the aggregate equal or exceed $58,000,000;
     5. The aggregate amount of (a) Allowed General Unsecured Claims (excluding the Unsecured Notes Claim) and (b) Allowed Indirect Environmental Claims shall not exceed $160 million.
     6. The terms of the Management Equity Plan and the New Management Agreements shall be reasonably acceptable to Tronox, the Creditors’ Committee and the Required Backstop Parties;
     7. All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan shall have been received, waived or otherwise resolved;

     8. Reorganized Tronox and any non-debtor parties thereto shall have entered into the Exit Credit Documents, and all conditions precedent to the consummation or effectiveness of the Exit Financing shall have been waived or satisfied in accordance with the terms thereof, and any funding contemplated to be made on the Effective Date shall have been made in accordance with the applicable Exit Credit Documents; and
     9. The New Board shall have been appointed.
C. Waiver of Conditions.
     The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article IX may be waived only by consent of Tronox, the Replacement DIP Agent, the Creditors’ Committee, the Required Backstop Parties, and, to the extent applicable, the United States and the Nevada Parties, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.
D. Effect of Failure of Conditions.
     If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by Tronox or the Holders of any Claims or Equity Interests; (2) prejudice in any manner the rights of Tronox, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by Tronox, any Holders or any other Entity in any respect.
ARTICLE X.
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN
A. Modification and Amendments.
     Except as otherwise specifically provided in the Plan, Tronox, with the reasonable consent of the Replacement DIP Agent, the Creditors’ Committee, the Required Backstop Parties and the United States (in consultation with the Nevada Parties), reserves the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Tronox Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of the Replacement DIP Agent, the Creditors’ Committee, the Backstop Parties and the United States, to alter, amend or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.
B. Effect of Confirmation on Modifications.
     Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation of votes on the Plan and prior to entry of the Confirmation Order are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C. Revocation or Withdrawal of Plan.
     Tronox reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If Tronox revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Equity Interests; (b) prejudice in any manner the rights of any Tronox Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by any Tronox Debtor or any other Entity.
ARTICLE XI.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Equity Interests;
     2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized to be paid by the Tronox Debtors’ estates pursuant to the Bankruptcy Code or the Plan;
     3. resolve any matters related to: (a) the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which a Tronox Debtor is party or with respect to which a Tronox Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) Reorganized Tronox amending, modifying or supplementing after the Effective Date, pursuant to Article V, the Assumed Executory Contract and Unexpired Lease List; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
     4. ensure that Distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of the Plan;
     5. adjudicate, decide or resolve any motions, adversary proceedings (including the Anadarko Litigation), contested or litigated matters, Causes of Action and any other matters, and grant or deny any applications involving a Tronox Debtor that may be pending on the Effective Date;
     6. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;
     7. enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;
     8. enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;
     9. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
     10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

     11. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;
     12. resolve any cases, controversies, suits, disputes or causes of action with respect to the repayment or return of Distributions and the recovery of additional amounts owed by the Holder of a Claim or Equity Interest for amounts not timely repaid pursuant to Article VI.J.1;
     13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
     14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;
     15. enter an order or Final Decree concluding or closing the Chapter 11 Cases;
     16. adjudicate any and all disputes arising from or relating to Distributions under the Plan;
     17. consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
     18. determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
     19. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;
     20. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
     21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII, regardless of whether such termination occurred prior to or after the Effective Date;
     22. enforce all orders previously entered by the Bankruptcy Court; and
     23. hear any other matter not inconsistent with the Bankruptcy Code.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
A. Immediate Binding Effect.
     Subject to Article IX.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon Tronox, Reorganized Tronox and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-debtor parties to Executory Contracts and Unexpired Leases with the Tronox Debtors.

B. Additional Documents.
     On or before the Effective Date, Tronox may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Tronox or Reorganized Tronox, as applicable, and all Holders of Claims or Equity Interests receiving Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
C. Statutory Committees and Cessation of Fee and Expense Payment.
     On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. Tronox shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee or the Equity Committee after the Effective Date, except with respect to pending fee applications and appeals of the Confirmation Order.
D. Payment of Certain Fees and Expenses for Government Environmental Entities.
     On the Effective Date, Tronox shall pay the Government Environmental Entities $3,000,000 as an Allowed Administrative Claim. Such amount shall be deemed to satisfy all fees and expenses incurred, directly or indirectly, in connection with the Plan or the Chapter 11 Cases, including, without limitation, (a) all fees and expenses of any legal or financial advisors to the Government Environmental Entities and any consultants or other persons retained or engaged by or on behalf of the Governmental Environmental Entities and (b) any other out of pocket costs and expenses incurred by the Governmental Environmental Entities. No Government Environmental Entity shall attempt to recover additional fees or expenses from Tronox or Reorganized Tronox, including through any requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.
E. Payment of Certain Fees and Expenses.
     Tronox shall pay the fees and expenses of the legal counsel and financial advisors to the Backstop Parties as set forth in the Equity Commitment Agreement. Tronox and the Backstop Parties agree that the transactions contemplated hereby comprise an Alternative Transaction under the Gleacher engagement letter.
     Tronox recognizes that Creditors’ Committee member Michael E. Carroll contributed substantially to the formulation and development of the Plan and in connection with the support of Holders of Tort Claims for the Plan. Accordingly, Tronox agrees that, on the Effective Date, subject to supporting documentation being provided to counsel to each of Tronox, the Backstop Parties and the Creditors’ Committee, Tronox shall pay all reasonable fees and expenses of Mr. Carroll’s counsel, Montgomery, McCracken, Walker & Rhoads, LLP, for services rendered and to be rendered in connection therewith up to a maximum of $200,000.
F. Payment of Indenture Trustee Fee Claim.
     Notwithstanding anything to the contrary herein, on the Effective Date, Tronox shall pay, as an Allowed Administrative Claim, the reasonable and documented fees and expenses of the Indenture Trustee in full in Cash, in an amount not to exceed $550,000.
     Subject to payment in full of the Indenture Trustee Fee Claim in an amount not to exceed $550,000 and the payment of all other fees and expenses (including fees and expenses of counsel) incurred by the Indenture Trustee in administering Distributions to Holders of Unsecured Notes Claims, to the extent payment of the foregoing fees and expenses is permitted by the Indenture, the Indenture Charging Lien of the Indenture Trustee shall be forever released and discharged. Once the Indenture Trustee has completed performance of all of its duties set forth in the Plan or in connection with any Distributions to be made under the Plan, the Indenture Trustee, and its successors and assigns, shall be relieved of all obligations as Indenture Trustee effective as of the Effective Date.

G. Reservation of Rights.
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan or the taking of any action by any Tronox Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Tronox Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.
H. Successors and Assigns.
     The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.
I. Notices.
     All notices, requests and demands to or upon Tronox to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
     1. if to Tronox, to:
Tronox LLC
3301 NW 150th Street
Oklahoma City, Oklahoma 73134
Facsimile: (405) 775-5012
Attention: Michael J. Foster, Esq.
E-mail address: michael.foster@tronox.com
with copies to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Attention: Jonathan S. Henes, Esq., Patrick J. Nash, Jr., Esq. and Nicole L. Greenblatt, Esq.
E-mail addresses: jonathan.henes@kirkland.com, patrick.nash@kirkland.com and nicole.greenblatt@kirkland.com
     2. if to the Replacement DIP Agent, to:
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attention: Richard A. Levy, Esq.
E-mail address: richard.levy@lw.com

     3. if to the Creditors’ Committee, to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian S. Hermann, Esq. and Elizabeth McColm, Esq.
E-mail addresses: bhermann@paulweiss.com and emccolm@paulweiss.com
     4. if to the United States, to:
Office of the United States Attorney, Southern District of New York
86 Chambers Street, 3rd Floor
New York, New York 10007
Attention: Robert Yalen Esq. and Tomoko Onozawa, Esq.
Email address: robert.yalen@usdoj.gov and tomoko.onozawa@usdoj.gov
     5. if to the Backstop Parties, to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention: Thomas C. Janson, Esq. and Robert C. Shenfeld, Esq.
Email address: tjanson@milbank.com and rshenfeld@milbank.com
     6. if to the Equity Committee, to:
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attn: Craig A. Barbarosh, Esq., David A. Crichlow, Esq. and Karen B. Dine, Esq.
Email addresses: craig.barbarosh@pillsburylaw.com, david.crichlow@pillsburylaw.com and
karen.dine@pillsburylaw.com
     7. if to the U.S. Trustee, to:
Office of the United States Trustee for the Southern District of New York
33 Whitehall Street, 21st Floor
New York, New York 10004
Attn: Susan D. Golden, Esq.
Email addresses: susan.golden@usdoj.gov
     After the Effective Date, Tronox has authority to send a notice to Entities providing that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, Tronox is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.
J. Term of Injunctions or Stays.
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K. Entire Agreement.
     Except as otherwise indicated, the Plan, the Plan Supplement and all exhibits thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan and the Plan Supplement.
L. Exhibits.
     All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to Tronox’s counsel at the address above or by downloading such exhibits and documents from the website of Tronox’s notice and claims agent at http://www.kccllc.net/tronox or the Bankruptcy Court’s website at www.nysb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.
M. Nonseverability of Plan Provisions.
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without Tronox’s and the Creditors’ Committee’s consent; and (3) nonseverable and mutually dependent. Unless the Bankruptcy Court orders otherwise, any ambiguities or uncertainties with respect to interpretation of the Plan, the Plan Supplement, the Disclosure Statement or any other document related thereto shall be interpreted based on Tronox’s or Reorganized Tronox’s interpretation thereof.
N. Votes Solicited in Good Faith.
     Upon entry of the Confirmation Order, Tronox will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, Tronox and each of its Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer and issuance of Securities Distributed under the Plan and any previous plan, and, therefore, such parties, individuals and Reorganized Tronox will not have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer and issuance of the Securities offered and Distributed under the Plan and any previous plan.
O. Closing of Chapter 11 Cases.
     Tronox shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
P. Waiver or Estoppel.
     The Plan provides that each Holder of a Claim or an Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with Tronox, its counsel or any other Entity, if such agreement was not disclosed in the Plan, the

Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date. For the avoidance of doubt, this provision in the Plan is not intended to limit a creditor’s ability to enter into a consensual post-confirmation resolution of its Claim.
Q. Conflicts.
     Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control, except that the Environmental Claims Settlement Agreement shall control as to its terms.

New York, New York
Dated: November 5, 2010

TRONOX INCORPORATED, on behalf of itself and all of the other Tronox Debtors

By: Name: Title:	/s/ Michael J. Foster Michael J. Foster Vice President, Secretary and General Counsel
Richard M. Cieri
Jonathan S. Henes
Nicole L. Greenblatt
Benjamin J. Steele
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
- and -
Patrick J. Nash, Jr.
KIRKLAND & ELLIS LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone:      (312) 862-2000
Facsimile:      (312) 862-2200
Attorneys for the Debtors
and Debtors in Possession